UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Schlumberger Limited

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

ANNUAL GENERAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

Schlumberger Limited 153 East 53 Street, 57th Floor New York, New York 10022-4624 42, rue Saint-Dominique 75007 Paris, France Parkstraat 83 2514 JG The Hague The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

To Be Held April 11, 2003

March 7, 2003

The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles, on Friday, April 11, 2003 at 10:30 in the morning (Curaçao time), for the following purposes:

1.	To elect 10 directors.

2.	To report on the course of business during the year ended December 31, 2002, to adopt and approve the Company’s Consolidated Balance Sheet as at December 31, 2002, its Consolidated Statement of Income for the year ended December 31, 2002, and the declaration of dividends by the Board of Directors as reflected in the Company’s 2002 Annual Report to Stockholders.

3.	To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts of the Company for 2003.

Action will also be taken upon such other matters as may come properly before the meeting.

The close of business on February 20, 2003 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors, Ellen Summer Secretary

Please sign your proxy card and return it in the enclosed

envelope so that you may be represented at the Meeting.

PROXY STATEMENT

March 7, 2003

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at the 2003 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 7, 2003. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

The Schlumberger 2002 Annual Report to Stockholders is presented in the next section of this booklet. The Company’s Consolidated Balance Sheet as at December 31, 2002, its Consolidated Statement of Income for the year ended December 31, 2002 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $10,500 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

Each stockholder of record at the close of business on February 20, 2003 is entitled to one vote for each share registered in the stockholder’s name. On that date there were              outstanding shares of common stock of Schlumberger, excluding              shares held in treasury.

Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the meeting.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as required by Netherlands Antilles law, meetings of stockholders must be held in the Netherlands Antilles. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

1. Election of Directors

It is intended to fix the number of directors at 10 and to elect a Board of Directors of 10 members, each to hold office until the next Annual General Meeting of Stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees, except Tony Isaac, is now a director and was previously elected by the stockholders. D. Euan Baird, a director from 1986 until his retirement on February 1, 2003 as Chairman of the Board and Chief Executive Officer, and William T. McCormick, Jr., a director since 1990, are not standing for reelection. Unless instructed otherwise, the proxies will be voted for the election of the 10 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

A majority of the votes cast is required to elect each of the nominees for director.

The Board of Directors Recommends a Vote FOR All Nominees.

The Board of Directors’ nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

Nominee, Age and Five-Year Business Experience	Director Since
JOHN DEUTCH, 64; Institute Professor, Massachusetts Institute of Technology, Cambridge, Massachusetts. (1)	1997
JAMIE S. GORELICK, 52; Vice Chair of Fannie Mae, the largest source of financing for U.S. home mortgages, Washington, D.C. (2).	2002
ANDREW GOULD, 56; Chairman and Chief Executive Officer since February 2003, President and Chief Operating Officer, March 2002 to February 2003, Executive Vice President Oilfield Services from January 1999 to March 2002, Executive Vice President Oilfield Products, February 1998 to January 1999. (3)	2002
TONY ISAAC, 61, Chief Executive, The BOC Group plc, an international portfolio of companies with four business segments consisting of Gases and Related Products, Vacuum, Supply Chain Solutions and Health Care since September 1999, Group Finance Director of the BOC Group plc from October 1994 to September 1999. (4)	—
ADRIAN LAJOUS, 59; Senior Energy Advisor, McKinsey & Company, Houston, Texas, since January 2001; Special Advisor to the President of Mexico (international oil matters), January 2000 to November 2000; Director and CEO, Pemex, Mexico’s national oil company from 1990 to 1999. (5)	2002
ANDRE LEVY-LANG, 65; Independent Investor since November 1999; Chairman of the Executive Board of Paribas, an international banking group, May 1998 to August 1999; Chairman of the Board of Management of Compagnie Financière de Paribas from June 1990 until May 1998, Paris. (6)	1992
DIDIER PRIMAT, 58; President, Primwest Holding N.V., an investment management company, Curaçao, N.A. (7)	1988
NICOLAS SEYDOUX, 63; Chairman and Chief Executive Officer, Gaumont, a French filmmaking enterprise, Paris. (7)	1982
LINDA GILLESPIE STUNTZ, 48; Partner, law firm of Stuntz, Davis & Staffier P.C., Washington, D. C. (8)	1993
SVEN ULLRING, 67; Independent Adviser since June 2000; President and Chief Executive Officer, Det Norske Veritas, a provider of safety, quality and reliability services to maritime, offshore and other industries, from July 1985 to May 2000, Hovik, Norway. (9)	1990

(1) Mr. Deutch is a director of Citigroup, a banking and insurance organization; CMS Energy Corp., a diversified energy company; Cummins Inc., a manufacturer of diesel engines and components; and Raytheon Corporation, an electronics manufacturer. Mr. Deutch’s adult son, Paul Deutch, is employed by a unit of Schlumberger. The employment of Mr. Deutch’s son was not influenced by John Deutch’s position as a director of the Company.

(2) Ms. Gorelick is a director of United Technologies Corporation, a provider of high technology products and services to the aerospace industry, where she serves on its Audit, Finance and Public Issues Review Committees and serves on the Harvard Board of Overseers, and the boards of the John D. and Catherine T. MacArthur Foundation, America’s Promise and the Carnegie Endowment for International Peace. She is a member of the National Commission on Terrorism Attacks Upon the United States. Ms. Gorelick will retire from Fannie Mae on July 1, 2003, to devote more time to the Commission.

(3) Mr. Gould is a director of Rio Tinto plc and Rio Tinto Limited, a mineral resources group.

(4) Mr. Isaac is a director of International Power plc and is Chairman of its Audit Committee and serves on its Remuneration and Appointments Committees and is a director of the Exel Group, plc and is Chairman of its Audit Committee.

(5) Mr. Lajous is President of Petrométrica, an energy consulting company, Mexico City; President of Oxford Institute for Energy Studies, Oxford, U.K.; and Senior Energy Advisor at Morgan Stanley, London.

(6) Mr. Lévy-Lang is a director and member of the Compensation Committee of AGF, a French insurance company, and a director of Dexia, a Belgian financial services company.

(7) Mr. Primat and Mr. Seydoux are cousins.

(8) Mrs. Stuntz is a director of American Electric Power Company, Inc., an electric and power holding company, where she is Chairman of its Finance Committee and is a member of its Executive, Public Policy, and Corporate Governance Committees; and a director of the Electricity Innovation Institute, a nonprofit public benefit corporation engaged in research and technologies related to electricity production, transmission, distribution and utilization.

(9) Mr. Ullring is Chairman of the Supervisory Board of Norsk Hydro, an energy, fertilizer and metals company; Chairman of the Supervisory Board of Storebrand, an insurance company; and Chairman of the Board of the Environmental Forum, all in Oslo, Norway; and a member of the Board of Keppel Corporation, a real estate development, shipbuilding and telecommunications company in Singapore.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to persons known by the Company to be the beneficial owner of 5% or more of the Common Stock.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percentage of Class
FMR Corp. (1)	50,431,204	8.685%
85 Devonshire Street Boston, Massachusetts 02109
(1)	Based on a Statement on Schedule 13G dated February 14, 2003. Such filing indicates that FMR Corp. has sole voting power with respect to 2,687,533 shares and sole dispositive power with respect to 50,431,204 shares. FMR Corp. is the parent of Fidelity Management & Research Company, investment adviser to the Fidelity group of investment companies. The filing indicates that the Common Stock was acquired in the ordinary course of business and not for the purpose of influencing control of the Company.

The following lists the shares of Schlumberger Common Stock beneficially owned as of January 31, 2003 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual’s name. As of January 31, 2003, no nominee for director owned more than 1% of the outstanding shares of the Company’s Common Stock, except Mr. Primat who owned 3.03%. All 23 directors and executive officers as a group owned 3.82% of the outstanding shares of the Company at January 31, 2003.

Name	Shares
D. Euan Baird	2,323,704	(1)
John Deutch	4,600	(2)
Jaime S. Gorelick	1,000
Andrew Gould	422,888	(3)
Rene Huck	152,668	(4)
Tony Isaac	0
Adrian Lajous	500	(5)
André Lévy-Lang	5,000
William T. McCormick, Jr.	10,500
Jean-Marc Perraud	106,634	(6)
Irwin Pfister	403,649	(7)
Didier Primat	17,658,128	(8)
Nicolas Seydoux	252,524	(9)
Linda Gillespie Stuntz	6,300	(10)
Sven Ullring	4,405
All directors and executive officers as a group (23 persons)	22,231,185	(11)

(1) Includes 699,955 shares held in a revocable grantor trust and 1,623,749 shares which may be acquired by Mr. Baird within 60 days through the exercise of stock options.

(2) Includes 600 shares owned by Mr. Deutch’s wife, as to which he disclaims beneficial ownership.

(3) Includes 387,888 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options.

(4) Includes 143,445 shares which may be acquired by Mr. Huck within 60 days through the exercise of stock options.

(5) Excludes 300 shares held in a family trust as to which Mr. Lajous does not have voting or investment power.

(6) Includes 91,435 shares which may be acquired by Mr. Perraud within 60 days through the exercise of stock options.

(7) Includes 400,414 shares which may be acquired by Mr. Pfister within 60 days through the exercise of stock options.

(8) Includes 560,000 shares as to which Mr. Primat shares investment power and 4,499,008 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.

(9) Includes 15,364 shares owned by Mr. Seydoux’s wife, as to which he shares voting and investment power.

(10) Includes 3,000 shares as to which Mrs. Stuntz shares voting power and 300 shares owned by a minor child in a trust for which Mrs. Stuntz serves as trustee.

(11) Includes 3,315,488 shares, which may be acquired by executive officers as a group within 60 days through the exercise of stock options.

Board and Committees

Schlumberger has an Audit, a Compensation, a Finance, a Nominating and a Technology Committee.

The Audit Committee is comprised of four independent directors as defined by the New York Stock Exchange’s current listing standards. It assists the Board in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements, including the Company’s accounting practices and internal accounting controls, and the independence and performance of the Company’s auditors. The Audit Committee recommends for appointment by the Board of Directors, subject to approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the Schlumberger consolidated financial statements. The independent auditors are accountable to the Audit Committee. Mrs. Stuntz is Chair of the Audit Committee. Ms. Gorelick and Messrs. Lévy-Lang and Primat are the other members.

The Compensation Committee is comprised entirely of outside directors who are responsible for reviewing the objectives and performance of the Chief Executive Officer and reviewing and approving the compensation of the Chief Executive Officer and the officers of the Company. The Compensation Committee also advises on general compensation and benefits matters and administers the Company’s stock option plans. Mr. McCormick is Chair of the Compensation Committee. Messrs. Seydoux and Ullring are the other members.

The Finance Committee advises on various matters, including dividend and financial policies and the investment and reinvestment of funds. The Finance Committee periodically reviews the administration of the Schlumberger employee benefit plans and those of its subsidiaries. Mr. Lévy-Lang is Chair of the Finance Committee and Messrs. Gould and Lajous are the other members. Mr. Baird was a member until his resignation on February 1, 2003.

The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. It may also recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies which occur on the Board. The Nominating Committee is responsible for monitoring trends in Board membership and other corporate governance matters and for recommending changes, as well as leading the Board’s appraisal process. Mr. Seydoux is Chair of the Nominating Committee, and Mrs. Stuntz, Messrs. Deutch and McCormick are the other members. Mr. Baird was a member until his resignation on February 1, 2003. The Nominating Committee will consider nominees recommended by stockholders who may submit nominations to Chair, Nominating Committee, care of the Secretary, Schlumberger Limited, 153 East 53 Street, 57th Floor, New York, New York 10022-4624.

The Technology Committee advises the Board and senior management on various matters including the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology and also advises on research strategy and university relationships. Mr. Deutch is Chair of the Technology Committee and Mr. Lévy-Lang is also a member.

During 2002 the Board of Directors held six meetings. The Audit Committee met five times; the Compensation Committee met three times; the Finance Committee met once; the Nominating Committee met four times; and the Technology Committee met once. All incumbent director nominees attended at least 80% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served.

Directors who are employees of Schlumberger do not receive compensation for serving on the Board or on committees of the Board. Board members who are not employees receive annual fees of $40,000 each, annual stock awards of 500 shares of Schlumberger common stock and additional annual fees of $10,000 as members of each of the committees on which they serve, except that the Chair of each Committee receives an annual fee of $20,000, rather than the $10,000 annual fee for committee service.

Audit Committee Report

The Audit Committee is comprised of four directors and operates under a written charter reviewed annually by the Board of Directors. All members of the Audit Committee are independent as currently defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards. The Audit Committee assists the Board in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors. During 2002, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent auditors, PricewaterhouseCoopers LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company’s senior management and independent auditors the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the Securities and Exchange Commission. The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the Securities and Exchange Commission and the New York Stock Exchange.

The Company’s independent auditors provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed the PricewaterhouseCoopers’ independence with them.

We have considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s financial statements and to the review of the Company’s interim financial statements is compatible with maintaining PricewaterhouseCoopers’ independence.

Based on the foregoing review and discussion, and relying on the representation of Company management and the independent auditors’ report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Jamie S. Gorelick	Didier Primat
Andre Lévy-Lang	Linda G. Stuntz, Chair

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table shows the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and to the next four most highly compensated executive officers for the fiscal years ending December 31, 2002, 2001 and 2000.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($) (6)	Bonus ($)(6)	Securities Underlying Options (#) (7)	All Other Compensation ($) (8)
D. E. Baird (1) Chairman and Chief Executive Officer	2002 2001 2000	1,500,000 1,500,000 1,500,000	450,000 2,000,000 1,500,000	250,000 0 0	209,500 210,000 175,000
A. Gould (1) (2) President and Chief Operating Officer Officer	2002 2001 2000	966,667 800,000 507,000	300,000 1,120,000 567,200	300,000 100,000 200,000	124,700 95,704 53,922
I. Pfister (3) Executive Vice President	2002 2001 2000	600,000 575,000 500,000	180,000 675,000 150,000	150,000 100,000 100,000	76,000 50,750 44,800
J.-M. Perraud (4) Executive Vice President and Chief Financial Officer	2002	430,395	84,000	50,000	30,301
R. Huck (5) Vice President Quality, Health, Safety, Environment & Industry Affairs	2002	388,006	88,785	50,000	50,768

1)	Mr. Baird retired on February 1, 2003 and Mr. Gould became Chairman and Chief Executive Officer on that date.
2)	Mr. Gould was Executive Vice President Oilfield Services until March 2002.
3)	Effective January 1, 2003, Mr. Pfister assumed responsibility for Special Projects.
4)	Mr. Perraud was Controller and Chief Accounting Officer until March 2002.
5)	Mr. Huck was President Reservoir Evaluation and Development until March 2002 and is paid in Euros.
6)	Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan.
7)	The Company has granted no stock appreciation rights or restricted stock.
8)	The 2001 amounts disclosed in this column include:
(a)	Company contributions to Schlumberger Profit Sharing Plans
(b)	Company contributions to the International Staff Profit Sharing Plan
(c)	Company unfunded credits to the Schlumberger Supplementary Benefit Plan
(d)	Company unfunded matching credits to the Schlumberger Restoration Savings Plan

	(a)($)	(b)($)	(c)($)	(d) ($)
Mr. Baird	11,500	N/A	99,000	99,000
Mr. Gould	11,500	N/A	56,600	56,600
Mr. Pfister	11,500	N/A	32,250	32,250
Mr. Perraud	11,000	15,176	4,125	0
Mr. Huck	11,500	14,470	12,399	12,399

The Company’s matching credits under the Schlumberger Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or upon reaching the earliest of age 60, death or change of control. The amounts credited under the Schlumberger Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

Stock Option Grants Table

The following table sets forth certain information concerning options granted during 2002 to the named officers. Shown are hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. Any amount realized upon exercise of the options will depend upon the market price of Schlumberger common stock at the time the option is exercised relative to the exercise price of the option. There is no assurance that the amounts reflected in this table will be realized.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/SH) (2)	Expiration Date
					5%($)	10%($)
D. E. Baird	250,000	3.42	50.505	02/01/2008	7,940,581	20,122,991
A. Gould	300,000	4.10	55.745	04/17/2012	10,517,319	26,652,952
I. Pfister	150,000	2.05	55.745	04/17/2012	5,258,660	13,326,476
J.-M. Perraud	50,000	0.68	55.745	04/17/2012	1,752,887	4,442,159
R. Huck	50,000	0.68	55.745	04/17/2012	1,752,887	4,442,159

(1)	The Company has not granted any stock appreciation rights. Options listed above become exercisable in installments of 20% each year following the date of grant, except that Mr. Baird’s options are 100% exercisable as of January 16, 2003. All outstanding stock options become fully exercisable prior to liquidation or dissolution of the Company or prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation unless such merger, reorganization or consolidation provides for the assumption of such stock options.
(2)	The exercise price of the options is equal to the average of the high and the low per share prices of the common stock on the options’ dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of common stock.

Stock Option Exercises and

December 31, 2001 Stock Option Value Table

The following table shows certain information concerning options exercised during 2002 by the named officers and the number and value of unexercised options at December 31, 2002. Schlumberger has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 2002 as shown below are presented pursuant to Securities and Exchange Commission rules. Any amount realized upon exercise of stock options will depend upon the market price of Schlumberger common stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercises (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable / Unexercisable	Value of Unexercised In-The-Money Options at FY-End ($) (2) Exercisable / Unexercisable
D. E. Baird	439,600	13,680,792	1,373,749 / 250,000	12,311,200/ 0
A. Gould	0	__	376,898 / 530,772	1,918,026/ 0
I. Pfister	0	__	389,425 / 311,978	2,019,507/ 0
J.-M. Perraud	0	__	87,237 / 96,396	525,278/ 0
R. Huck	24,396	677,713	143,445 / 94,373	295,197/ 0

(1)	Market value of stock on date of exercise less exercise price.
(2)	Closing price of stock on December 31, 2002 ($42.09) less exercise price.

Employment Agreement

Effective January 1, 2003, Irwin Pfister assumed responsibility for Special Projects. Mr. Pfister’s employment agreement with the Company provides for his current annual salary of $600,000 through September 30, 2003, adjusted to $450,000 for the remainder of the agreement which will expire on April 30, 2005, when he will retire. Mr. Pfister will receive certain supplemental pension benefits and will continue to participate in the Company’s employee benefit plans, other than vacation. He will participate in the cash incentive awards program through September 30, 2003.

Pension Plans

Schlumberger and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of the plans also permit or require contributions by employees.

Benefits under the international staff pension plans of the Company and certain of its subsidiaries are based on a participant’s pensionable salary (generally, base salary plus incentive) for each year in which the employee participates in the plans and the employee’s length of service with the Company or the subsidiary. Since January 1, 1993, the benefit earned has been 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from these plans payable upon retirement are: $37,052 for Mr. Baird, $124,237 for Mr. Gould, $12,338 for Mr. Perraud, and $16,207 for Mr. Huck.

Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries are based on an employee’s admissible compensation (generally, base salary plus incentive) for each year in which an employee participates in the U.S. plans and the employee’s length of service with the Company or the subsidiary. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan are accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the plans payable upon retirement (assuming retirement at age 65) are: $57,193 for Mr. Huck and, assuming admissible compensation continues at the December 31, 2002 levels, estimated annual benefits payable from the U.S. plans and the supplementary benefit plan are: $740,795 for Mr. Baird; $465,812 for Mr. Gould; $296,907 for Mr. Pfister; and $122,188 for Mr. Perraud.

Corporate Performance Graph

The following graph compares the yearly percentage change in the cumulative total stockholder return on Schlumberger common stock, assuming reinvestment of dividends on the last day of the month of payment into common stock of Schlumberger, with the cumulative total return on the published Standard & Poor’s 500 Stock Index and the cumulative total return on Value Line’s Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. Schlumberger believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Schlumberger executive compensation program is based on financial and strategic results and the other factors set forth and discussed in the Compensation Committee Report beginning on page 10.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE’S OILFIELD

SERVICES INDUSTRY INDEX

Assumes $100 invested on December 31, 1997 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line’s Oilfield Services Industry Index. Reflects reinvestment of dividends on the last day of the month of payment and annual reweighting of the Industry Peer Index portfolio.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board is composed entirely of outside Directors who are responsible for reviewing and approving the compensation, including base salaries and incentive awards, for the Chief Executive Officer and other executive officers. They are also responsible for reviewing and approving general compensation and retirement programs, as well as administering the stock option program for all employees.

Schlumberger’s compensation philosophy is to pay for performance through competitive programs that relate directly to the Company’s short and long-term goals, and to reward executives, managers and professionals who achieve these goals. Schlumberger’s compensation program has three basic components: base salary, annual cash incentive awards and stock option grants. In line with Schlumberger’s philosophy that annual cash compensation varies with Company performance, base salaries are targeted at the average of the competitive market with cash incentive awards based on individual and Company performance. This combination of base salary and cash incentive is targeted between the 60th and the 75th percentiles of the competitive market in years of strong performance. The addition of stock option awards over a career further enhances compensation commensurate with the Company’s long-term performance.

Base salaries are reviewed annually against competitive company information provided by outside compensation consultants. The companies in the databases are from industry segments in which Schlumberger competes: Oilfield Services and Information Technology. There are changes in the survey companies each year due to mergers and acquisitions, as well as the normal movement in and out of the surveys at the companies’ volition.

The competitive market used for compensation analyses differs from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Index).

While executive officer base salaries are reviewed annually, they are adjusted less frequently. Except for significant changes in responsibility, the cycle for base salary change is typically three to five years. This less frequent change of base salary emphasizes the at-risk portion of variable compensation.

Significant changes in responsibility in 2002 included: Mr. Gould was appointed President and Chief Operating Officer with a base salary of $1,000,000, Mr. Perraud became Executive Vice President and Chief Financial Officer with a base salary of $450,000, and Mr. Huck was appointed Vice President QHSE and Industry Affairs with a base salary of €382,000 ($357,000).

Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives in the preceding year.

The incentive targets of the named executive officers range from 60% to 100%, reflecting the level of responsibility of each position. The incentive awards are calculated as a percentage of base salary and in years of exceptional results may exceed the incentive target.

One half of the incentive for each executive is based on achievement of financial objectives of the Company or the business sector for which the executive has responsibility. Messrs. Gould, Pfister and Huck assumed new positions during 2002, so their objectives are a combination of Company and business sector financial goals. Mr. Perraud’s incentive is based on the Company’s financial objective.

The second half of the incentive relates to objectives that are specific to the executive. These objectives may be strategic or personal and may relate to one-year goals or be interim measures against longer-term objectives. The evaluation of achievement of these objectives is discretionary and subject to the approval of the Committee.

None of the four named executive officers received a payout on the financial half of their incentive for 2002.

The second half of the incentives for Messrs. Gould and Perraud were based on the overall performance of the Company in 2002. The second half of Mr. Pfister’s incentive was based on progress toward the achievement of specific financial and business objectives for SchlumbergerSema. The cash compensation of Messrs. Gould, Perraud and Pfister is below the median of the comparator market. The second half of Mr. Huck’s incentive was based on specific business and functional objectives. His cash compensation places him above the median of the comparator market.

Stock Options grants are awarded on a discretionary basis to eligible employees who demonstrate superior performance in their current position, as well as the likelihood of continued high-level performance in the future. Stock option grants are generally awarded on an 18-month cycle with additional grants awarded to recognize promotions, substantial changes in responsibility, individual or team achievements and other special circumstances.

The stock option grants awarded by the Company are normally uniform in their terms for all employees: 10-year term; vesting of 20% each year following the date of grant; option price equal to fair market value on the date of grant. In particular circumstances the Company grants awards with different vesting schedules.

Messrs. Gould, Pfister, Perraud and Huck received a stock option grant in April 2002 as part of a general grant.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 2002 will result in any material loss of tax deduction. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company’s stock option plans are believed to be in compliance with the provisions of Section 162 (m).

Compensation of the Chief Executive Officer

The Compensation Committee reviews and approves the objectives and the performance of the Chief Executive Officer, and sets his compensation subject to Board review.

Mr. Baird participated in the same compensation plans that are provided to other executives, management and professional employees in Schlumberger. Mr. Baird’s base salary of $1,500,000 was set in 1997 and has not been revised since. The annual incentive range for Mr. Baird was 100% of base salary.

One-half of the 2002 incentive award was based on earnings per share goals, which were not achieved. Mr. Baird did not receive any payout for the financial half of his incentive.

The second half of the award reflects the Committee’s evaluation of Mr. Baird’s performance against strategic and business objectives established early in calendar 2002. These specific objectives were a combination of business development, divestitures and financial goals. Disclosure of these objectives could adversely affect the Company’s competitive position.

The cash incentive awarded Mr. Baird for 2002 was $450,000. Mr. Baird’s total cash compensation for 2002 places him below the median of the comparator market.

The Compensation Committee, in recognition of Mr. Baird’s long-term strong contribution to the strategy and performance of the Company during his 16 year term as Chief Executive Officer and his anticipated tenure, awarded him a stock option grant (250,000 shares) in January 2002 that vested fully in one year.

In October 2002, the Board of Directors accepted the resignation of Mr. Baird from the Company effective February 1, 2003, as Chief Executive Officer, Chairman of the Board and Director, and determined that he would be succeeded by Mr. Gould. Mr. Baird had no employment agreement with the Company and as of February 1, 2003, has no continuing employment relationship or consulting contract with the Company.

As Chief Executive Officer Mr. Gould’s base salary is $1,500,000, which places him in the third quartile of the comparator market for base salaries. His incentive range is 0-100%. On January 15, 2003, the Compensation

Committee awarded Mr. Gould a stock option grant of 300,000 shares with a 10-year term, vesting 20% each year following the date of grant.

Mr. Gould has no employment agreement with the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

William T. McCormick, Jr., Chair	Sven Ullring
Nicolas Seydoux

2.    Financial Statements

The Company’s Consolidated Balance Sheet as at December 31, 2002, its Consolidated Statement of Income for the year ended December 31, 2002, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 2002 are submitted to the stockholders pursuant to the Schlumberger Deed of Incorporation.

A majority of the votes cast is required for the adoption and approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 2002 Annual Report to Stockholders.

The Board of Directors Recommends a Vote FOR Item 2.

3.    Appointment of Auditors

PricewaterhouseCoopers LLP have been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year 2003. The Schlumberger by-laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the 2003 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audit of the Company’s 2002 and 2001 annual financial statements and reviews of quarterly financial statements and other audit services and (ii) the other services described below that were billed in 2002 and 2001.

	Year Ended December 31,
	2002	2001
	(in thousands)
Audit Fees	$11,404	$7,832
Audit-Related Fees (1)	2,071	1,946
Tax Fees (2)	2,817	2,498
All Other Fees (3)	791	2,669

	$17,083	$14,945

(1)	Consists of fees for employee benefit plan audits, due diligence relating to acquisition transactions, non-audit accounting related advice, internal controls reviews and other items.
(2)	Consists primarily of fees for tax compliance and fees for tax advice and other tax services.
(3)	In 2002, consists primarily of tax certificates and other agreed upon procedures. In 2001, consists primarily of financial information systems design and implementation services and valuation services.

The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2004 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2004 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 153 East 53 Street, 57th Floor, New York, New York 10022-4624, no later than November 8, 2003. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2004 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 22, 2004.

Other Matters

Stockholders may obtain a copy of Form 10-K filed with the Securities and Exchange Commission without charge by writing to the Secretary of the Company at 153 East 53 Street, 57th Floor, New York, New York 10022-4624.

The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Ellen Summer

Secretary

New York, N.Y.

March 7, 2003

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS

ANTILLES) AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2002	2001	2000
	(Stated in thousands except per share amounts)
Revenue
Operating	$13,473,662	$14,058,366	$9,831,472
Interest and other income	139,068	242,258	423,255

	13,612,730	14,300,624	10,254,727

Expenses
Cost of goods sold and services	13,759,257	11,014,923	7,779,578
Research & engineering	650,038	700,096	529,107
Marketing	401,384	446,621	316,816
General	664,364	681,021	416,499
Interest	367,973	384,896	276,099

	15,843,016	13,227,557	9,318,099

Income (Loss) from continuing operations before taxes and minority interest	(2,230,286)	1,073,067	936,628

Taxes on income	279,122	553,887	218,337

Income (Loss) from continuing operations before minority interest	(2,509,408)	519,180	718,291

Minority interest	91,879	(28,545)	2,163

Income (Loss) from Continuing Operations	(2,417,529)	490,635	720,454
Income from Discontinued Operations	97,534	31,582	14,142

Net Income (Loss)	$(2,319,995)	$522,217	$734,596

Basic earnings per share:
Income (Loss) from Continuing operations	$(4.18)	$0.85	$1.26
Income from Discontinued Operations	0.17	0.06	0.03

Net Income (Loss)	(4.01)	0.91	1.29
Add back amortization of goodwill	—	0.50	0.17

Adjusted earnings (loss) per share	$(4.01)	$1.41	$1.46

Diluted earnings per share:
Income (Loss) from Continuing operations	$(4.18)	$0.85	$1.25
Income from Discontinued Operations	0.17	0.06	0.02

Net Income (Loss)	(4.01)	0.91	1.27
Add back amortization of goodwill	—	0.50	0.17

Adjusted earnings (loss) per share	$(4.01)	$1.41	$1.44

Average shares outstanding	578,588	574,328	570,028

Average shares outstanding assuming dilution	578,588	580,214	580,076

See the Notes to Consolidated Financial Statements

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS ANTILLES) AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEET

	December 31,
	2002	2001
	(Stated in thousands)
ASSETS
Current Assets
Cash	$168,110	$177,704
Short-term investments	1,567,906	1,439,997
Receivables less allowance for doubtful accounts (2002 – $172,871; 2001 – $145,268)	3,489,406	4,028,450
Inventories	1,043,057	1,204,263
Deferred taxes	435,887	321,767
Other current assets	481,074	532,709

	7,185,440	7,704,890
Fixed Income Investments, held to maturity	407,500	576,000
Investments in Affiliated Companies	687,524	648,183
Fixed Assets less accumulated depreciation	4,663,756	4,827,879
Multiclient Seismic Data	1,018,483	1,028,954
Goodwill	4,229,993	6,260,969
Intangible Assets	558,664	811,349
Deferred Taxes	147,013	126,057
Other Assets	536,822	342,086

	$19,435,195	$22,326,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$4,580,762	$4,506,634
Estimated liability for taxes on income	625,058	587,328
Dividend payable	109,565	108,642
Long-term debt—current portion	452,577	31,990
Bank & short-term loans	682,956	983,191

	6,450,918	6,217,785
Long-term Debt	6,028,549	6,215,709
Postretirement Benefits	544,456	504,797
Other Liabilities	251,607	372,696

	13,275,530	13,310,987

Minority Interest	553,527	636,899

Stockholders’ Equity
Common Stock	2,170,965	2,045,437
Income retained for use in the business	5,560,712	8,314,766
Treasury stock at cost	(1,578,358)	(1,694,884)
Accumulated other comprehensive income (loss)	(547,181)	(286,838)

	5,606,138	8,378,481

	$19,435,195	$22,326,367

See the Notes to Consolidated Financial Statements

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS ANTILLES) AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2002	2001	2000
	(Stated in thousands)
Cash flows from operating activities:
Income (loss) from continuing operations	$(2,417,529)	$490,635	$720,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization[1]	1,545,053	1,887,559	1,263,060
Non-cash charges and gains on sale of businesses	3,196,923	271,174	2,706
Gain on sale of drilling rigs	(86,858)	—	—
Earnings of companies carried at equity, less dividends received	(64,280)	(61,715)	(39,805)
Deferred taxes	45,529	17,595	5,257
Provision for losses on accounts receivable	66,425	56,619	32,301
Change in operating assets and liabilities:
Decrease (increase) in receivables	542,669	(907,535)	(364,130)
Decrease (increase) in inventories	72,383	(259,290)	(194,640)
Decrease (increase) in other current assets	192,938	(8,048)	(38,656)
(Decrease) increase in accounts payable and accrued liabilities	(592,878)	204,751	493,104
Increase (decrease) in estimated liability for taxes on income	28,470	12,626	(12,069)
Increase in postretirement benefits	39,659	28,417	24,914
Other—net	(618,724)	(192,384)	(249,934)

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,949,780	1,540,404	1,642,562

Cash flows from investing activities:
Purchases of fixed assets	(1,365,996)	(2,044,008)	(1,316,611)
Multiclient seismic data capitalized	(344,705)	(416,188)	(222,934)
Sales/retirements of fixed assets & other	276,022	30,824	149,494
Acquisition of Sema plc	(132,155)	(4,778,498)	—
Other business acquisitions	(44,431)	(452,951)	(1,075,446)
Other acquisition related payments	(70,340)	—	—
Business divestitures	259,271	902,953	154,843
Sale of drilling rigs	95,000	—	—
Option payment on sale of drilling rigs	24,900	—	—
Sale (purchase) of investments, net	51,334	2,430,911	551,619

NET CASH USED IN INVESTING ACTIVITIES	(1,251,100)	(4,326,957)	(1,759,035)

Cash flows from financing activities:
Dividends paid	(433,134)	(430,328)	(426,465)
Proceeds from employee stock purchase plan	107,810	78,965	69,089
Proceeds from exercise of stock options	67,275	42,795	160,281
Proceeds from issuance of long-term debt	933,709	4,815,028	956,641
Payments of principal on long-term debt	(1,179,321)	(2,092,670)	(724,911)
Net (decrease) increase in short-term debt	(308,623)	370,608	113,608

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(812,284)	2,784,398	148,243

Discontinued operations	97,424	31,515	15,432

Net (decrease) increase in cash before translation effect	(16,180)	29,360	47,202
Translation effect on cash	6,586	(12,374)	(19,073)
Cash, beginning of year	177,704	160,718	132,589

Cash, end of year	$168,110	$177,704	$160,718

[1]	Includes multiclient seismic data costs.

See the Notes to Consolidated Financial Statements

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS

ANTILLES) AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock			Accumulated Other Comprehensive Income (Loss)
	Issued	In Treasury	Retained Income	Marked to Market	Pension Liability	Translation Adjustment	Comprehensive Income (loss)
	(Stated in thousands)

Balance, January 1, 2000	$1,820,186	$(1,878,612)	$7,916,612	$—	$—	$(137,158)	$311,016

Translation adjustment						(28,487)	$(28,487)
Sales of businesses						26,441	26,441
Sales to optionees less shares exchanged	61,224	99,057
Employee stock purchase plan	42,495	26,594
Net income			734,596				734,596
Dividends declared ($0.75 per share)			(427,732)
Tax benefit on stock options	40,000

Balance, December 31, 2000	1,963,905	(1,752,961)	8,223,476	—	—	(139,204)	$732,550

Translation adjustment						(171,930)	$(171,930)
RMS disposition						73,865	73,865
Derivatives marked to market				(49,569)			(49,569)
Sales to optionees less shares exchanged	17,130	25,420
Shares granted to Directors	156	89
Employee stock purchase plan	46,397	32,568
Net income			522,217				522,217
Dividends declared ($0.75 per share)			(430,927)
Tax benefit on stock options	17,849

Balance, December 31, 2001	2,045,437	(1,694,884)	8,314,766	(49,569)	—	(237,269)	$374,583

Translation adjustment						(55,422)	$(55,422)
Reed Hycalog disposition						22,063	22,063
Derivatives marked to market				(33,291)			(33,291)
Minimum pension liability (US/UK Plans)					(313,564)		(313,564)
Tax benefit on minimum pension liability					110,000		110,000
Investment Grant Prideco stock				9,871			9,871
Sales to optionees less shares exchanged	25,410	41,671
Shares granted to Directors	129	65
Employee stock purchase plan	58,056	49,754
Net loss			(2,319,995)				(2,319,995)
Dividends declared ($0.75 per share)			(434,059)
Technoguide acquisition	34,496	25,036
Tax benefit on stock options	7,437

Balance, December 31, 2002	$2,170,965	$(1,578,358)	$5,560,712	$(72,989)	$(203,564)	$(270,628)	$(2,580,338)

See the Notes to Consolidated Financial Statements

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V., INCORPORATED IN THE NETHERLANDS ANTILLES) AND SUBSIDIARY COMPANIES

SHARES OF COMMON STOCK

	Issued	In Treasury	Shares Outstanding
Balance, January 1, 2000	667,054,806	(101,123,676)	565,931,130

Employee stock purchase plan	—	1,431,309	1,431,309

Sold to optionees	30,987	5,331,268	5,362,255

Balance, December 31, 2000	667,085,793	(94,361,099)	572,724,694

Employee stock purchase plan	—	1,752,833	1,752,833

Shares granted to Directors	—	4,800	4,800

Sold to optionees	8,385	1,399,686	1,408,071

Balance, December 31, 2001	667,094,178	(91,203,780)	575,890,398

Employee stock purchase plan	—	2,677,842	2,677,842

Shares granted to Directors	—	3,500	3,500

Sold to optionees	10,490	2,243,400	2,253,890

Acquisition of Technoguide	—	1,347,485	1,347,485

Balance, December 31, 2002	667,104,668	(84,931,553)	582,173,115

See the Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

Business Description

Founded in 1927, Schlumberger Limited is a global technology services company consisting of three business segments: first, Schlumberger Oilfield Services, one of the leading providers of technology services and solutions to the international petroleum industry; second, SchlumbergerSema, an IT services company providing consulting and systems integration services, and network and infrastructure solutions, primarily to the global energy sector, including oil and gas, and other regional markets spanning the telecommunications, finance and public sectors and third, the Other business segment which principally comprises the Cards, Terminals, Meters North America and NPTest activities.

Summary of Accounting Policies

The Consolidated Financial Statements of Schlumberger Limited and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America.

Discontinued Operations

On December 20, 2002, Schlumberger completed the sale of its Reed Hycalog drillbits business. The proceeds included $259 million in cash and 9.7 million unrestricted shares of Grant Prideco common stock with a value of $103 million. The results for the Reed Hycalog operations are reported as Discontinued Operations in the Consolidated Statement of Income and, in 2002, includes results of operations of $32 million and gain on sale of $66 million. The net assets sold were approximately $185 million.

Revenue and operating income from discontinued operating for 2002, 2001, 2000 were as follows:

	Revenue	Operating Income
	(Stated in millions)
2002	$212	$32
2001	$245	$32
2000	$195	$14

Principles of Consolidation

The Consolidated Financial Statements include the accounts of majority-owned subsidiaries. Significant 20%-50% owned companies are carried on the equity method and classified in Investments in Affiliated Companies. The pro rata share of Schlumberger after-tax earnings is included in Interest and Other Income. All inter-company accounts and transactions have been eliminated.

Reclassifications

Certain items from prior years have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an on-going basis, Schlumberger evaluates its estimates, including those related to bad debts, valuation of inventories and investments, recoverability of goodwill and intangible assets, income tax provision and deferred taxes, profit assumptions on long-term percentage-of-completion contracts, contingencies and litigation and actuarial assumptions for employee benefit plans. Schlumberger bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Products and Services Revenue

Schlumberger’s products and services are generally sold based upon purchase orders or contracts with the customer that include fixed or determinable prices and that do not include right of return or other similar provisions or other significant post delivery obligations. Revenue is recognized for products upon delivery, customer acceptance and when title passes. Revenue is recognized when services are rendered and collectibility is reasonably assured.

Certain revenues are recognized on a time and materials basis, or on a percentage of completion basis, depending on the contract, as services are provided. Revenue from time and material service contracts is recognized as the services are provided. Revenue from fixed price contracts is recognized over the contract term based on the percentage of the cost of services provided during the period compared to the total estimated cost of services to be provided over the entire contract. Losses on contracts are recognized during the period in which the loss first becomes probable and reasonably estimated.

Software Revenue

Revenue derived from the sale of licenses for its software, maintenance and related services may include installation, consulting and training services.

If services are not essential to the functionality of the software, the revenue for each element of the contract is recognized separately based on its respective vendor specific objective evidence of fair value when all of the following conditions are met: a signed contract is obtained, delivery has occurred, fee is fixed and determinable and collectibility is probable.

If an ongoing vendor obligation exists under the license arrangement, or if any uncertainties with regard to customer acceptance are significant, revenue for the related element is deferred based on its vendor specific objective evidence of fair value. Vendor specific objective evidence of fair value is determined as being the price for the element when sold separately. If vendor specific objective evidence of fair value does not exist for all undelivered elements, all revenue is deferred until sufficient evidence exists or all elements have been delivered.

Multiple Element Arrangement and Collectibility

Many sales are generated from complex contractual arrangements that require significant revenue recognition judgments, particularly in the areas of multiple element arrangements. Revenues from contracts with multiple element arrangements, such as those including installation and integration services, are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements.

The assessment of collectibility is particularly critical in determining whether revenue should be recognized in the current market environment. As part of the revenue recognition process, Schlumberger determines whether trade and notes receivables are reasonably assured of collection based on various factors, including the ability to sell those receivables and whether there has been deterioration in the credit quality of customers that could result in the inability to sell the receivables. In situations where Schlumberger has the ability to sell the receivables without recourse, revenue is recognized to the extent of the value Schlumberger could reasonably expect to realize from the sale. Schlumberger defers revenue and related costs when it is uncertain as to whether it will be able to collect or sell the receivable. Schlumberger defers revenue but recognizes costs when it determines that the collection or sale of the receivable is unlikely.

Translation of Non-US Currencies

The Oilfield Services segment functional currency is primarily the US dollar. The SchlumbergerSema segment and Other segment functional currencies are primarily local currencies. All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates. The resulting adjustments are charged or credited directly to the Stockholders’ Equity section of the Consolidated Balance Sheet. Revenue and expenses are translated at the weighted-average exchange rates for the period. All realized and unrealized transaction gains and losses are included in income in the period in which they occur. Schlumberger’s policy is to hedge against unrealized gains and losses on a monthly basis. Included in the 2002 results were transaction losses of $2 million, compared with losses of $7 million and $4 million in 2001 and 2000, respectively.

Currency exchange contracts are entered into as a hedge against the effect of future settlement of assets and liabilities denominated in other than the functional currency of the individual businesses. Gains or losses on the contracts are recognized when the currency exchange rates fluctuate, and the resulting charge or credit partially offsets the unrealized currency gains or losses on those assets and liabilities. On December 31, 2002, contracts were outstanding for the US dollar equivalent of $1,594 million in various foreign currencies. These contracts mature on various dates in 2003.

Investments

Both short-term investments and fixed income investments, held to maturity comprise primarily eurodollar time deposits, certificates of deposit and commercial paper, euronotes and eurobonds, substantially all denominated in US dollars. They are stated at cost plus accrued interest, which approximates market. Substantially all the investments designated as held to maturity that were purchased and matured during the year had original maturities of less than three months. Short-term investments that are designated as trading are stated at market. The unrealized gains/losses on such securities on December 31, 2002 were not significant.

For purposes of the Consolidated Statement of Cash Flows, Schlumberger does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months.

Inventories

Inventories are stated at average cost or at market, whichever is lower. Inventory consists of materials, supplies and finished goods.

Fixed Assets and Depreciation

Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets using the straight-line method. Fixed assets include the manufacturing cost (average cost) of oilfield technical equipment manufactured or assembled by subsidiaries of Schlumberger. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

Multiclient Seismic Data

Schlumberger capitalizes the cost of obtaining multiclient surveys. Such costs are charged to Cost of goods sold and services based on a percentage of estimated total revenue that Schlumberger expects to receive from the sales of such data. The carrying value of individual surveys is reviewed, at least annually, and adjustments to the value are made based upon the revised estimated revenues for the surveys.

Capitalized Software

The costs incurred for the development of computer software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established, generally when all of the planning, designing, coding and testing activities that are necessary in order to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements are completed. These capitalized costs are subject to an ongoing assessment of recoverability based on anticipated future revenues and changes in hardware and software technologies. Costs that are capitalized include direct labor and related overheads.

Amortization of capitalized software development costs begins when the product is available for general release. Amortization is provided on the lesser of a product-by-product basis on the straight-line method or the sales ratio method over the estimated useful life. Unamortized capitalized software development costs determined to be in excess of the net realizable value of the product are expensed immediately.

Schlumberger capitalizes certain costs of internally developed software. Capitalized costs include purchased materials and services, payroll and payroll related costs and interest costs. The costs of internally developed software is amortized on a straight line basis over the estimated useful life which is principally 6 years.

Impairment of Long-lived Assets

On an annual, basis Schlumberger reviews the carrying value of its long-lived assets, including goodwill and intangible assets. In addition, whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate, a review is performed. Schlumberger assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

In accordance with SFAS 142 (Goodwill and Other Intangible Assets), which was adopted by Schlumberger commencing January 1, 2002, goodwill ceased to be amortized.

Taxes on Income

Schlumberger and its subsidiaries compute taxes on income in accordance with the tax rules and regulations of the many taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. Taxable income may differ from pretax income for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, an appropriate provision for deferred income taxes is made. Any effect of changes in income tax rates or tax laws are included in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of the deferred tax asset will not be realized in the future, Schlumberger provides a corresponding valuation allowance against deferred tax assets.

Approximately $2.5 billion of consolidated income retained for use in the business on December 31, 2002 represented undistributed earnings of consolidated subsidiaries and the pro rata Schlumberger share of 20%-50% owned companies. No provision is made for deferred income taxes on those earnings considered to be indefinitely reinvested or earnings that would not be taxed when remitted.

Earnings per Share

Basic earnings per share is calculated by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net income by the average number of common shares outstanding assuming dilution, the calculation of which assumes that all stock options and warrants which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period. The following is a reconciliation from basic earnings per share to diluted earnings per share from continuing operations for each of the last three years:

	Income (loss) from Continuing Operations	Average Shares Outstanding	Earnings (loss) Per Share from Continuing Operations
	(Stated in thousands except per share amounts)
2002
Basic	$(2,417,529)	578,588	$(4.18)
Effects of dilution:
Options		—	—

Diluted [1]	$(2,417,529)	578,588	$(4.18)

2001
Basic	$490,635	574,328	$0.85
Effects of dilution:
Options		5,886	—

Diluted	$490,635	580,214	$0.85

2000
Basic	$720,454	570,028	$1.26
Effects of dilution:
Options		10,048	(0.01)

Diluted	$720,454	580,076	$1.25

1 There is no dilution of shares or earnings per share in 2002 due to the net loss.

Adjusted Net Income

The following is a reconciliation of reported net income (loss) to adjusted net income (loss) following the adoption of SFAS 142 (Goodwill and Other Intangible Assets) on January 1, 2002—see New Accounting Standards below.

	2002	2001	2000
	(Stated in thousands)

Reported Net Income (Loss)	$(2,319,995)	$522,217	$734,596
Goodwill amortization	—	291,574	94,746

Adjusted Net Income (Loss)	$(2,319,995)	$813,791	$829,342

Research & Engineering

All research and engineering expenditures are expensed as incurred, including costs relating to patents or rights that may result from such expenditures. Included in 2001 expenditures was a charge of $25 million for in-process R&D related to the Bull CP8 acquisition.

New Accounting Standards

In June 2001, SFAS 141 (Business Combinations) and SFAS 142 (Goodwill and Other Intangible Assets) were issued. SFAS 141 was adopted by Schlumberger for acquisitions subsequent to June 30, 2001. SFAS 142 was adopted by Schlumberger commencing January 1, 2002. As required by SFAS 142, Schlumberger undertook an initial review of goodwill impairment in the first quarter of 2002 and completed an “event driven” review in the fourth quarter of 2002. The findings of the independent valuation indicated there was an impairment writedown of $2.6 billion which was approved by the Board of Directors in December 2002 in conjunction with the approval of the new strategic plan for SchlumbergerSema.

Amortization of goodwill and workforce ceased with effect from January 1, 2002. Assembled workforce, net of deferred taxes, of $175 million was reclassified to Goodwill.

Amortization of goodwill and other intangibles included in Schlumberger’s results are as follows:

	Pretax
	2002	2001	2000
	(Stated in millions)
Goodwill	$—	$270	$96
Workforce	—	32	—
Other intangibles	72	45	5

	$72	$347	$101

In June 2001, SFAS 143 (Accounting for Asset Retirement Obligations) was issued. SFAS 143 will be adopted by Schlumberger commencing January 1, 2003. Schlumberger does not believe that the implementation of this standard will have any material effect on its financial position and results of operations.

In August 2001, SFAS 144 (Accounting for Impairment or Disposal of Long-Lived Assets) was issued. SFAS 144 was adopted by Schlumberger commencing January 1, 2002 and did not have a material effect on its financial position or results of operations.

Effective January 1, 2002, Schlumberger adopted the FASB EITF Abstract 01-14, (Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred). Prior year revenue has been restated to include reimbursable costs billed to customers which had been classified as a contra expense and now must be classified as revenue. The reclassification was only required in the Oilfield Services (OFS) segment as the SchlumbergerSema segment was already in compliance with the new standard. OFS operating revenue and cost of goods sold & services increased in 2001 by $557 million and in 2000 by $416 million. There was no effect on cash flow or net income.

On July 29, 2002, the Financial Accounting Standards Board issued SFAS 146 (Accounting for Costs Associated with Exit or Disposal Activities). The standard required companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, (Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity [including Certain Costs Incurred in a Restructuring]). SFAS 146 replaced Issue 94-3. Schlumberger will apply SFAS 146 prospectively to exit or disposal activities initiated after December 31, 2002. As a result, in the future, charges related to restructuring plans may be recorded over multiple reporting periods as opposed to the date the plan was approved.

In November, 2002, FASB interpretation No. 45 (Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others) was issued. It requires certain accounting and disclosures of guarantees to third parties including indebtedness. The statement is effective on a prospective basis for guarantees issued or modified after December 31, 2002. Schlumberger does not believe that the implementation of this statement will have a material effect on its financial position or results of operations.

In January 2003, the Emerging Issues Task Force (EITF) issued No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables”. This EITF establishes the criteria for recognizing revenue in arrangements when several items are bundled into one agreement. EITF 00-21 does not allow revenue recognition unless the fair value of the undelivered element(s) is available and the element has stand-alone value to the customer. EITF 00-21 also provides guidance on allocating the total contract revenue to the individual elements based upon the available fair value of each deliverable. Schlumberger is in the process of determining if this pronouncement will have a material impact on its financial position or results of operations.

Hanover Compressor Transaction

In August 2001, Schlumberger sold its Oilfield Services worldwide gas compression activity to Hanover Compressor Company. The proceeds included common stock of Hanover Compressor, with a value at closing of $173 million, which is restricted from marketability until August 30, 2004 and a $150 million long-term subordinated note maturing December 15, 2005.

The market value of Schlumberger’s investment in Hanover Compressor common stock was $80 million as of December 31, 2002. Following the decline in the market value of the stock below carrying value during the second quarter of 2002, Schlumberger has performed, and continues to perform, a periodic assessment in accordance with its policy to determine whether an other-than-temporary decline in fair value has occurred. Schlumberger evaluated the recoverability of its investment by reviewing recent information related to the industry and the operating results and financial position of Hanover Compressor and by considering Schlumberger’s requirement, ability and intent to hold the investment on a long-term basis. Schlumberger concluded that evidence existed at December 31, 2002 to support the recoverability of its carrying value, that there were no events or changes in circumstances specifically relating to the business prospects of Hanover Compressor, that the underlying business fundamentals are good with natural gas supplies reduced and higher natural gas prices in North America, that the decline in the market value of the stock is consistent with historical industry volatility and is largely attributable to the general market conditions. In addition, the recently announced Hanover cutbacks in workforce and capital expenditures coupled with no immediate debt maturities should provide adequate capital resources in the near-term. Schlumberger views the recent changes to Hanover Compressor’s senior management team as positive with respect to its investment. Accordingly, Schlumberger concluded that the decline in market value of its investment ($93 million) in Hanover Compressor as of December 31, 2002 was temporary in nature and has not reduced the cost basis of that investment. If the decline in value persists or should Schlumberger’s assessment change, Schlumberger would take a charge to its earnings for the amount that is deemed unrecoverable.

The $150 million long-term subordinated note has a mandatory prepayment upon the issuance, sale or other disposition by Hanover Compressor of any shares of capital stock or other equity interests pursuant to a public offering or a private placement otherwise prepayment is discretionary. As of December 31, 2002, Schlumberger considers the carrying value of the note to be fully collectible.

As part of the sale agreement, Schlumberger agreed that the financing of the PIGAP II joint venture in Venezuela would be non-recourse to the buyer and would be executed prior to December 31, 2002. Accordingly, Schlumberger was obligated, with respect to the financing, to guarantee 30% (approximately $80 million) until the project was completed in 2002 and, if as of December 31, 2002, refinancing had not become non-recourse to the buyer or the project had not achieved substantial completion, Hanover Compressor had an option to put its interest in the joint venture back to Schlumberger.

As Schlumberger originally deferred the gain on the sale of the joint venture in 2001, there is no impact on Schlumberger results of operations due to the Hanover Compressor exercise of it option.

Subsequent event (unaudited)

As an outcome of the turmoil in Venezuela, although the project reached substantial completion, the non-recourse financing for the project was not achieved by December 31, 2002. On January 31, 2003, Hanover Compressor gave notice of its intention to exercise its right to put its ownership interest in the joint venture back to Schlumberger. The put is subject to certain consents and other conditions. Schlumberger’s obligation to provide a guarantee with respect to the financing was eliminated.

Charges—Continuing Operations

Schlumberger recorded the following charges/credits in continuing operations:

In December 2002, a net charge of $3,081 million ($5.30 per share). On December 10, 2002, Schlumberger announced that the Board of Directors had approved an updated strategy for its SchlumbergerSema business segment. The new strategic plan outlook, current business values and the reorganization of SchlumbergerSema constitute significant events that required an impairment analysis to be performed in accordance with FAS 142. SchlumbergerSema was ‘valued’ on a stand-alone basis; each reporting unit within SchlumbergerSema was valued using a discounted cash flow analysis based on a long-term forecast prepared by SchlumbergerSema management with the assistance of a third party valuation expert. The implied multiples yielded by the discounted cash flow analysis were compared to observed trading multiples of comparable companies and recent transactions in the IT services industry to assess the fair value of the reporting units. The fair value was below the book value. As a result, goodwill was written down to its estimated fair value based on Schlumberger’s valuation. The impairment of goodwill mainly reflects the current difficulties of the telecommunications industry and the severely depressed market values of the IT companies serving SchlumbergerSema’s sector. Certain intangible assets were also identified and written down as part of this process.

Schlumberger recorded severance, facility and other costs in an effort to reduce costs at SchlumbergerSema and WesternGeco. These costs related to expenses that offer no future benefit to the ongoing operations of these businesses. During the fourth quarter, Schlumberger also recorded an impairment charge, to reflect a change in the business projections of the WesternGeco business, related to capitalized multiclient seismic library costs, a deferred tax valuation allowance and other costs.

The total of the above charges was $3,168 million. A summary, including the gain on the sale of rigs of $87 million is as follows:

Goodwill impairment	$2,638
Intangibles impairment	147
SchlumbergerSema severance & other	97
WesternGeco severance & other	117
Multiclient seismic library impairment	184
Other	42

Charges before tax and minority interest	3,225
Tax [1]	33
Minority interest	(90)

3,168
Gain on sale of drilling rigs	(87)

$3,081

[1]	Includes deferred tax valuation allowance of $94 million.

The above charges before tax and minority interest and the gain on sale of drilling rigs are recorded in Cost of goods sold & services.

In March 2002, a charge of $29 million (pretax $30 million and minority interest credit of $1 million; $0.05 per share—diluted) related to the financial/economic crisis in Argentina where in January, the government eliminated all US dollar contracts and converted US dollar denominated accounts receivable into pesos. As a result, Schlumberger’s currency exposure increased significantly. With currency devaluation, an exchange loss (net of hedging) on net assets, primarily customer receivables, was incurred. In addition, a provision was recorded for downsizing facilities and headcount. The small SchlumbergerSema exposure in Argentina was also provided for. The pretax change is classified in Cost of goods sold and services in the Consolidated Statement of income.

In March 2001, a charge, recorded in Research & engineering, of $25 million ($0.04 per share—diluted) for in-process research and development related to the Bull CP8 acquisition.

In June 2001, a charge of $280 million ($0.48 per share—diluted) for the estimated impairment charge from the disposition of certain Resource Management Services businesses (Electricity and Water outside North America and worldwide Gas businesses). This charge included the writeoff of goodwill ($139 million) and cumulative translation adjustment ($79 million).

In September 2001, a pretax credit of $42 million (after tax $3 million) representing the gain on the sale of the worldwide gas compression business, partially offset by an impairment charge relating to the expected disposition of certain activities. The proceeds from the sale of the worldwide gas compression business included $274 million in cash, a $150 million long-term subordinated note and newly issued Hanover Compressor Company shares with a value of $173 million. The shares have a three year marketability restriction. As part of the transaction, Schlumberger agreed that the financing of a certain joint venture project (PIGAP II) would be non-recourse to the buyer and would be executed prior to December 31, 2002. Accordingly, Schlumberger was obligated with respect to the financing to guarantee 30% (approximately $80 million) until the project was completed in late 2002. If as of December 31, 2002 refinancing had not become non-recourse to the buyer or the project has not achieved substantial completion, the buyer has an option to put its interest in such joint venture back to Schlumberger. The gain on the sale of this joint venture was deferred. Although the project reached substantial completion, the non-recourse financing was not achieved by December 31, 2002 and Hanover Compressor subsequently exercised its option.

In December 2001, a pretax credit of $119 million (net—$5 million after tax and minority interest, $0.01 per share—diluted), consisting primarily of the following:

•	A credit of $223 million ($117 million after tax) from the sale of the former Resource Management Services North American Water division.

•	A pretax charge of $43 million ($37 million after tax) for employee termination costs, principally in Europe and the US, related to Oilfield Services and SchlumbergerSema in response to current business conditions.

•	A tax charge for reorganization costs of $29 million.

•	A further pretax charge of $28 million ($20 million after tax) related to the second quarter estimated loss on the divestiture of certain Resource Management Services businesses following the actual closing in the fourth quarter.

•	A $33 million pretax asset writedown ($23 million after tax and minority interest) following a recent determination of technological impairment related to certain Land seismic assets in the newly formed joint venture.

The above 2001 pretax amounts are recorded: an aggregated $119 million charge in Cost of goods sold and services, a $25 million charge in Research & engineering and a $10 million credit in Minority interest.

In December 2000, a pretax charge of $84 million offset by a pretax gain of $82 million (net—$3 million after tax and minority interest, $0.00 per share—diluted), consisting of the following:

•	A charge of $29 million ($25 million after tax) related primarily to the writedown of certain inventory and severance costs in the Semiconductor Solutions business due to weak market conditions.

•	A charge of $55 million ($39 million after tax and minority interest) related to the creation of the WesternGeco seismic joint venture, including asset impairments and severance costs for Schlumberger’s existing Geco-Prakla business.

•	A credit of $82 million ($61 million after tax) resulting from the gain on the sale of two Gas Services businesses in Europe. Revenue and operating net results for these divested activities were $110 million and a $740,000 loss, respectively, in 2000 (10 months) and $163 million and $2.7 million profit, respectively in 1999.

The pretax gain on the sale of the Gas Services businesses is included in Interest & other income. The pretax Semiconductor Solutions and WesternGeco charges are included in Cost of goods sold and services. A $9 million credit is included in Minority interest relating to the WesternGeco charges.

An analysis of the December 2002 pretax severance and facility charges is as follows:

	Severance		Facilities
	Amount	Headcount	Amount
	(Stated in millions)
Charges	$94.5	3,492	$42.8
Paid in December 2002	32.9	1,643	6.6

Balance, December 31, 2002	$61.6	1,849	$36.2

The remaining severance costs are expected to be paid before June 30, 2003.

The December 2001 charge included severance costs of $41 million (775 people) which have been paid.

The December 2000 charges included severance costs of $9 million (380 people) which have been paid.

Acquisitions

Acquisition of Sema plc

On February 12, 2001, Schlumberger announced that it had reached an agreement with the board of directors of Sema plc on the terms of a recommended offer for the entire issued and to be issued share capital of Sema plc.

On March 8, 2001, a wholly owned subsidiary of Schlumberger acquired, through market purchases, approximately 20% of the issued share capital of Sema at a cost of $1 billion.

On April 6, 2001, the offer for the shares of Sema plc was declared unconditional in all respects. The aggregate consideration for the acquisition of 100% of the issued Sema shares was $5.15 billion (including expenses of the transaction) which was financed from existing cash resources and borrowings under a $3 billion credit facility.

On October 3, 2001, wholly owned subsidiaries of Schlumberger issued $1.9 billion European bonds (Euro 1.4 billion and £425 million). The average rate of these bonds is 5.9% with maturity from 2008 through 2032. The proceeds from the issues were used to repay short-term bank loans originally taken out by those subsidiaries to finance the acquisition of Sema plc.

The acquisition was accounted for using the purchase method of accounting and the goodwill and identifiable intangibles aggregated $5.19 billion which were being amortized on a straight-line basis in 2001. Effective January 1, 2002, with the adoption of SFAS 142 (see New Accounting Standards), amortization of goodwill and workforce ceased. Identifiable intangibles continue to be amortized on a straight line basis over 10 years.

The aggregate value of goodwill and identifiable intangibles comprised the following:

(Stated in billions)
Cost (including expenses)	$5.15
Purchase accounting adjustments	0.34
Net tangible assets acquired	(0.30)

$5.19

Purchase accounting adjustments consisted primarily of severance costs ($84 million—1781 people), facility reductions ($33 million), pension plan adjustments ($136 million) and tax restructuring costs ($50 million). At December 31, 2001, $26 million (593 people) of the severance costs had been paid. All remaining severance costs were paid in 2002.

For financial reporting purposes, Schlumberger included the results of operations of Sema in its consolidated accounts commencing April 1, 2001. If Sema had been included in the consolidated financial statements of Schlumberger from January 1, consolidated revenue for the twelve months ended December 31, 2001 would have increased by $538 million (unaudited) to $14.3 billion (unaudited) and consolidated net income would have decreased by approximately $140 million (unaudited), to $382 million (unaudited), related primarily to increased interest expense and amortization of intangibles, and lower interest income. On a proforma basis, Schlumberger 2000 operating revenue and net income would have been $12 billion (unaudited) and $300 million (unaudited), respectively.

Sema is an IT services company (with approximately 22,000 employees at the date of acquisition) that provides its customers with design, implementation, operations and management of information systems and IT-related consulting services. Among the industry sectors which Sema serves, Sema has increasingly focused on the telecommunications and finance sectors, and provides a range of its own software products specifically designed for these sectors in addition to its IT services. Sema’s customers include a wide variety of businesses and governmental departments around the world. Sema’s services and product offerings include systems integration and consulting; software products for the telecommunications, energy, transport and finance sectors; and outsourcing.

Other Acquisitions

During 2002, subsidiaries of Schlumberger acquired the following:

•	In March, Inside Reality, a Norwegian based company specializing in virtual reality technology for the oil and gas industry. The acquisition price was $18 million in cash. Assets acquired included intangible assets of $18 million.

•	In April, DBR International Inc., a Canadian based company which manufacturers fluid analysis equipment and provides fluid analysis consulting services to the oil and gas industry. The acquisition price was $12 million in cash. Assets acquired included $6 million of goodwill.

•	In April, A.Comeau and Associates, a Canadian based provider of electrical engineering products and services for artificially lifted wells. The purchase price was $6 million in cash. Assets acquired included goodwill of $6 million.

•	In December, Technoguide AS a software leader in the reservoir modeling domain. The purchase price was $68 million comprising of $8 million in cash and 1.35 million shares of Schlumberger stock valued at $60 million. Assets acquired included goodwill of $23 million and $44 million of intangible assets (primarily Intellectual Property).

These acquisitions were accounted for using the purchase method of accounting.

During 2001, subsidiaries of Schlumberger acquired the following:

•

In March, Bull CP8, a market leader in microprocessor-based smart cards and associated systems applications for the banking, mobile communications and network security industries. The acquisition price was $313 million in cash. Assets acquired included identifiable intangibles (primarily patents) of $136 million and goodwill of $140 million. In-process R&D, which aggregated $25 million, was charged to expense in the first quarter.

•	In June, Infosynergy ASA, a Norwegian based company specializing in customer information and billing systems integration. The acquisition price was $29 million in cash. Assets acquired included goodwill of $29 million.

•	In September, Sensor Highways Limited, a UK based market leader in the design, manufacture and deployment of a new generation of fiber optic sensors specializing in real-time data solutions to the oil and gas, process and power distribution industries. The acquisition price was $100 million, consisting of $70 million in cash and $30 million in notes. Assets acquired included identifiable intangibles of $48 million and goodwill of $50 million.

•	In September, Phoenix Petroleum Services, a UK based leader in providing tools, technologies and techniques for optimizing production in artificially lifted wells, particularly those using submersible pumps. The acquisition price was $33 million in cash. Assets acquired included goodwill of $26 million.

These acquisitions were accounted for using the purchase method of accounting.

During 2000, subsidiaries of Schlumberger acquired the following:

•	In January, Telweb Inc., an Internet access company based in Quebec, Canada. The purchase price was $28 million and the assets acquired included goodwill of $28 million.

•	In April, Operational Services, Inc., which provides a systematic approach to production management though efficient systems and processes. The purchase price was $13 million and the assets acquired included goodwill of $13 million.

•	In May, substantially all of the assets of CellNet Data Systems, Inc., a provider of telemetry services for the development and deployment of large-scale automatic metering reading systems. The acquisition was handled through Chapter 11 procedure and was approved by the bankruptcy court. The purchase price was $209 million and there was no goodwill arising on the acquisition.

•	In October, Data Marine Systems Limited, a global provider of telecommunications services for transmitting data from remote locations. The purchase price was $83 million and the assets acquired included goodwill of $75 million.

•	In November, a 70% interest in the Convergent Group, a provider of business consulting, software engineering, system integration and project management services. The purchase price was $263 million and the assets acquired included goodwill of $214 million.

•	In November, a 70% interest in WesternGeco, a new venture which combined the Schlumberger surface seismic business, Geco-Prakla, and the Western Geophysical seismic unit of Baker Hughes Incorporated. The purchase price was $720 million which comprised $500 million in cash and a 30% interest, valued at $220 million, in Geco-Prakla. There was no goodwill arising on the acquisition.

These acquisitions were accounted for using the purchase method of accounting.

Proforma results pertaining to the above acquisitions are not presented as the impact was not significant.

Investments in Affiliated Companies

Schlumberger and Smith International Inc. operate a drilling fluids joint venture of which Schlumberger owns a 40% interest and records income using the equity method of accounting. Schlumberger’s investment on December 31, 2002 and 2001 was $592 million and $573 million, respectively. Schlumberger’s equity income from this joint venture in 2002 was $48 million, $51 million in 2001 and $33 million in 2000.

Investments

The Consolidated Balance Sheet reflects the Schlumberger investment portfolio separated between current and long term, based on maturity. Under normal circumstances it is the intent of Schlumberger to hold the investments until maturity, with the exception of investments which are consider trading (December 31, 2002—$0: December 31, 2001—$146 million).

Fixed income investments mature as follows: $138 million in 2004 and $270 million in 2005.

On December 31, 2002, there were no interest rate swap arrangements outstanding related to investments. Interest rate swap arrangements had no material effect on consolidated interest income.

Securitization

In September 2000, a wholly owned subsidiary of Schlumberger entered into an agreement to sell, on an ongoing basis, up to $220 million of an undivided interest in its accounts receivable, and subsequently amended up to $250 million. The amount of receivables sold under this agreement totaled $155 million at December 31, 2002 and $176 million at December 31, 2001. Unless extended by amendment, the agreement expires in September 2003.

Inventory

A summary of inventory follows:

	Dec. 31 2002	Dec. 31 2001
	(Stated in millions)
Raw Materials & Field Materials	$1,010	$1,087
Work in Process	118	180
Finished Goods	138	220

	1,266	1,487
Less reserves for obsolescence	223	283

	$1,043	$1,204

Fixed Assets

A summary of fixed assets follows:

	December 31,
	2002	2001
	(Stated in millions)
Land	$63	$82
Building & Improvements	1,225	1,050
Machinery & Equipment	10,314	10,047

Total cost	11,602	11,179
Less accumulated depreciation	6,938	6,351

	$4,664	$4,828

The estimated useful lives of Buildings & Improvements are primarily 30 to 40 years. For Machinery & Equipment, 11% is being depreciated over 16 to 25 years, 10% over 10 to 15 years and 79% over 2 to 9 years.

Multiclient Seismic Data

The change in the carrying amount of multiclient seismic data is as follows:

	2002	2001
	(Stated in millions)
Balance at beginning of year	$1,029	$976
Capitalized in year	345	416
Charged to cost of sales	(172)	(363)
Impairment, charged to income	(184)	—

Balance at end of year	$1,018	$1,029

Goodwill

The change in the carrying amount of goodwill is as follows:

	2002	2001
	(stated in millions)
Balance at beginning of year	$6,261	$1,576
Reclassification of Assembled Workforce, net of deferred taxes[1]	175	—
Impairment, charged to income	(2,638)	—
Impact of change in exchange rates	370	(118)
Amortization, charged to income	—	(261)
Other, including acquisitions and divestitures[2]	62	5,064

Balance at end of year	$4,230	$6,261

1	Following adoption of SFAS 142 on January 1, 2002.

2	2001 includes acquisition of Sema plc ($4.84 billion).

The changes in the carrying amount of goodwill by business segment in 2002 is as follows:

	Oilfield Services	Schlumberger Sema	Other	Total
	(Stated in millions)
Balance at beginning of year	$1,980	$3,952	$329	$6,261
Reclassification of Assembled Workforce, net of deferred taxes	—	175	—	175
Impairment, charged to income	—	(2,618)	(20)	(2,638)
Other[1]	112	53	267	432

Balance at end of year	$2,092	$1,562	$576	$4,230

1.	Including acquisitions, divestitures and impact of change in exchange rates.

The changes in the carrying amount of goodwill by business segment in 2001 is as follows:

	Oilfield Services	Schlumberger Sema	Other	Total
	(Stated in millions)
Balance at beginning of year	$1,036	$213	$327	$1,576
Acquistion of Sema plc	950	3,890	—	4,840
Amortization, charged to income	(62)	(167)	(32)	(261)
Other[1]	56	16	34	106

Balance at end of year	$1,980	$3,952	$329	$6,261

1.	Including other acquisitions, divestitures and impact of change in exchange rates.

Intangible Assets

A summary of intangible assets follows:

	Dec. 31 2002	Dec. 31 2001
	(stated in millions)
Gross book value	$953	$914
Less: Accumulated amortization	394	103

	$559	$811

The amortization charged to income was $118 million in 2002. In accordance with SFAS 142 (see New Accounting Standards), $259 million (net of amortization) has been reclassified to Goodwill.

Intangible assets principally comprise patents, software, technology and other. At December 31, the gross book value, accumulated amortization and amortization periods of intangible assets were as follows:

	2002		2001		Amortization Periods
	Gross Book Value	Accumulated Amortization	Gross Book Value	Accumulated Amortization
	(stated in millions)
Software	$458	$164	$143	$29	5-10 years
Technology	242	81	214	44	5-10 years
Patents	174	124	175	6	5-10 years
Other [1]	79	25	382	24	1-15 years

	$953	$394	$914	$103

1.	In 2001, includes Assembled Workforce which was reclassified to goodwill following the adoption of SFAS 142 on January 1, 2002.

The weighted average amortization period for all intangible assets is approximately 7 years.

Amortization charged to income for the subsequent five years is estimated, based on the December 31, 2002 Gross Book Value, to be 2003—$134 million, 2004—$112 million, 2005—$96 million, 2006—$75 million and 2007—$56 million.

Long-term Debt

A summary of long-term debt by currency at December 31 follows:

	2002				2001
	Bonds	CP	Others	Total	Bonds	CP	Others	Total
	(Stated in millions)
US dollar	$997	$724	$407	$2,128	$—	$335	$2,859	$3,194
Euro	1,399	442	237	2,078	1,188	—	377	1,565
UK pound	676	579	122	1,377	615	—	586	1,201
Canadian dollar	116	—	75	191	115	—	14	129
Japanese yen	—	—	58	58	—	—	107	107
Other	—	—	197	197	—	—	20	20

	$3,188	$1,745	$1,096	$6,029	$1,918	$335	$3,963	$6,216

During January 2002, two principal subsidiaries of Schlumberger in Europe initiated a Euro commercial paper program, which is guaranteed by Schlumberger Limited and supported by a long-term credit facility. Commercial paper borrowings are classified as long-term debt to the extent of their backup by available and unused committed facilities maturing in more than one year and the intent to maintain these obligations for longer than one year.

On April 4, 2002, the principal US subsidiary of Schlumberger issued $1 billion of 10 year notes with a coupon rate of 6.50% in the US market. The notes were issued under rule 144A without registration rights for life. The fair market value at December 31, 2002 was $1,112 million.

At December 31, 2002, the borrowings in euro included $881 million of bonds at 5.25% due in 2008 and $518 million of bonds at 5.875% due in 2011 issued in the Euro market by the principal subsidiary in France. The aggregate fair market value at December 31, 2002 was $1,483 million.

At December 31, 2002, the borrowings in UK pound included $398 million of bonds at 6.25% due in 2008 and $278 million of bonds at 6.50% due in 2032 issued in the Euro market by the principal subsidiary in the UK. The aggregate fair market value at December 31, 2002 was $734 million.

The remainder of the long-term debt is at variable interest rates. Such rates are reset every six months or sooner. The carrying value of this long-term debt on December 31, 2002 approximates its fair market value. The weighted-average interest rate of the total debt outstanding on December 31, 2002 was 5.0%, including the effect of the interest rate swaps discussed below.

Long-term debt on December 31, 2002, is due as follows: $410 million in 2004, $355 million in 2005, $315 million in 2006, $1,835 million in 2007 and $3,114 million thereafter.

On December 31, 2002, interest rate swap arrangements outstanding were: pay fixed/receive floating on US dollar debt of $800 million; pay fixed/receive floating on Japanese yen debt of $67 million. These arrangements mature at various dates to December 2009. Interest rate swap arrangements increased consolidated interest expense in 2002 by $37 million.

Lines of Credit

On December 31, 2002, wholly owned subsidiaries of Schlumberger had separate lines of credit agreements aggregating $7.7 billion with commercial banks, of which $7.3 billion was committed and $3.7 billion was available and unused. It included $4.6 billion of committed facilities which support borrowings under commercial paper programs in the United States and Europe, of which $3.6 billion matures in January 2007 and $1 billion which matured in January 2003 was renewed for $500 million. Interest rates and other terms of borrowing under these lines of credit vary from country to country.

Derivative Instruments and Hedging Activities

Commencing January 1, 2001, Schlumberger adopted SFAS 133 (Accounting for Derivative Instruments and Hedging Activities). Schlumberger uses derivative instruments such as interest rate swaps, currency swaps, forward currency contracts and foreign currency options. Forward currency contracts provide a hedge against currency fluctuations on assets/liabilities denominated in other than a functional currency. Options are usually entered into as a hedge against currency variations on firm commitments generally involving the construction of long-lived assets.

Schlumberger maintains a foreign-currency risk management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings and cash flows caused by volatility in currency exchange rates. Movements in foreign currency exchange rates pose a risk to Schlumberger’s operations as exchange rate changes may affect profitability and cash flow. Schlumberger uses foreign currency forward exchange contracts, swaps and options. Schlumberger also maintains an interest rate risk management strategy that uses fixed rate debt and derivatives to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility.

Schlumberger’s specific goals are (1) to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain of its debt and (2) to lower (where possible) the cost of borrowed funds.

By using derivative financial instruments to hedge exposure to changes in exchange rates and interest rates, Schlumberger exposes itself to credit risk and market risk. Schlumberger minimizes the credit risk by entering into transactions with high-quality counterparties, limiting the exposure to each counterparty and monitoring the financial condition of its counterparties. Market risk is managed through the setting and monitoring of parameters that limit the types and degree of market risk which are acceptable.

At December 31, 2002, Schlumberger recognized a net $83 million charge in Stockholders’ Equity relating to derivative instruments and hedging activities. This charge was primarily due to the change in the fair market value of Schlumberger’s US interest rate swaps as a result of declining interest rates.

Capital Stock

Schlumberger is authorized to issue 1,500,000,000 shares of common stock, par value $0.01 per share, of which 582,173,115 and 575,890,398 shares were outstanding on December 31, 2002 and 2001, respectively. Schlumberger is also authorized to issue 200,000,000 shares of cumulative preferred stock, par value $0.01 per share, which may be issued in series with terms and conditions determined by the Board of Directors. No shares of preferred stock have been issued. Holders of common stock and preferred stock are entitled to one vote for each share of stock held.

Stock Compensation Plans

As of December 31, 2002, Schlumberger had two types of stock-based compensation plans, which are described below. Schlumberger applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the stock-based Schlumberger plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS 123, Schlumberger net income and earnings per share would have been the pro forma amounts indicated below:

	2002	2001	2000
	(Stated in millions except per share amounts)
Net income (loss)
As reported	$(2,320)	$522	$735
Pro forma	$(2,476)	$386	$633

Basic earnings (loss) per share
As reported	$(4.01)	$0.91	$1.29
Pro forma	$(4.28)	$0.67	$1.11

Diluted earnings (loss) per share
As reported	$(4.01)	$0.91	$1.27
Pro forma	$(4.28)	$0.67	$1.09

Stock Option Plans

During 2002, 2001, 2000 and in prior years, officers and key employees were granted stock options under Schlumberger stock option plans. For all of the stock options granted, the exercise price of each option equals the market price of Schlumberger stock on the date of grant; an option’s maximum term is ten years, and options generally vest in 20% increments over five years.

As required by SFAS 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 2002, 2001 and 2000: dividend of $0.75; expected volatility of 32-36% for 2002 grants, 32-35% for 2001 grants and 27-33% for 2000 grants; risk-free interest rates for the 2002 grants of 4.34%-5.25% for officers and 3.04%-4.73% for the 2002 grants to all other employees; risk-free interest rates for the 2001 grants of 4.91% for officers and 3.87%-5.01% for the 2001 grants to all other employees; risk-free interest rates for the 2000 grants of 5.75%-6.84% for officers and 5.69%-6.72% for the 2000 grants to all other employees; and expected option lives of 6.6 years for officers and 5.07 years for other employees for 2002 grants, expected option lives of 5.51 years for officers and 5.02 years for other employees for 2001 grants, expected option lives of 7.16 years for officers and 5.49 years for other employees for 2000 grants.

A summary of the status of the Schlumberger stock option plans as of December 31, 2002, 2001 and 2000, and changes during the years ending on those dates is presented below:

	2002		2001		2000
Fixed Options	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of year	32,836,340	$55.80	31,208,321	$54.43	31,613,924	$37.91
Granted	7,314,617	$55.14	4,110,468	$61.55	5,643,500	$79.64
Exercised	(2,296,593)	$30.02	(1,444,588)	$31.88	(5,447,870)	$30.76
Forfeited	(984,680)	$66.69	(1,037,861)	$71.27	(601,233)	$62.03

Outstanding at year-end	36,869,684	$57.03	32,836,340	$55.80	31,208,321	$54.43

Options exercisable at year-end	21,142,473		19,724,680		16,277,868
Weighted-average fair value of options granted during the year	$20.22		$21.51		$30.03

The following table summarizes information concerning currently outstanding and exercisable options by five ranges of exercise prices on December 31, 2002:

	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding as of 12/31/02	Weighted- average remaining contractual life	Weighted-average exercise price	Number exercisable as of 12/31/02	Weighted- average exercise price
$ 3.831—$22.073	114,170	2.71	$18.925	114,170	$18.925
$24.142—$30.710	5,354,259	2.18	$27.634	5,354,259	$27.634
$30.795—$44.843	4,290,878	3.97	$39.264	3,883,836	$38.990
$46.075—$65.330	16,516,490	7.96	$56.343	4,528,477	$55.207
$71.315—$82.348	10,593,887	6.28	$80.566	7,261,731	$80.811

	36,869,684	6.16	$57.030	21,142,473	$53.844

Employee Stock Purchase Plan

Under the Schlumberger Discounted Stock Purchase Plan, Schlumberger is authorized to issue up to 22,012,245 shares of common stock to its employees. Under the terms of the Plan, employees can choose each year to have up to 10% of their annual earnings withheld to purchase Schlumberger common stock. The purchase price of the stock is 85% of the lower of its beginning or end of the Plan year market price. Under the Plan, Schlumberger sold 2,677,842, 1,752,833 and 1,431,309 shares to employees in 2002, 2001 and 2000, respectively. Proforma compensation cost has been computed for the fair value of the employees’ purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 2002, 2001 and 2000: Dividend of $0.75; expected life of one year; expected volatility of 34% for 2002, 36% for 2001 and 38% for 2000; and risk-free interest rates of 1.74% for 2002, 3.03% for 2001, 5.71% for 2000. The weighted-average fair value of those purchase rights granted in 2002, 2001 and 2000, was $13.324, $15.540 and $23.141, respectively.

Income Tax Expense

Schlumberger and its subsidiaries operate in more than 100 taxing jurisdictions where statutory tax rates generally vary from 0% to 50%.

In 2002, pretax book income in the US included gains from a business divestiture aggregating approximately $143 million. Pretax book income from continuing operations subject to US and non-US income taxes for each of the three years ended December 31, was as follows:

	2002	2001	2000
	(Stated in millions)
United States	$146	$700	$48
Outside United States	(2,376)	373	889

Pretax income	$(2,230)	$1,073	$937

Schlumberger has net deferred tax assets of $583 million on December 31, 2002 including a partial valuation allowance of $147 million relating to a certain European net operating loss, and $488 million on December 31, 2001. Significant components of net deferred tax assets at December 31, 2002 included postretirement and other long-term benefits ($200 million), current employee benefits ($225 million), fixed assets, inventory and other ($123 million) and net operating losses ($182 million less a partial valuation allowance of $147 million). At December 31, 2001, it included postretirement and other long-term benefits ($186 million), current employee benefits ($93 million), fixed assets, inventory and other ($120 million) and net operating losses ($49 million).

The components of consolidated income tax expense from continuing operations were as follows:

	2002	2001	2000
	(Stated in millions)
Current:
United States—Federal	$22	$332	$21
United States—State	1	43	4
Outside United States	182	179	186

	$205	$554	$211

Deferred:
United States—Federal	$28	$5	$(4)
United States—State	2	3	(2)
Outside United States	(103)	(8)	13
Valuation allowance	147	—	—

	$74	$—	$7

Consolidated taxes on income	$279	$554	$218

Schlumberger reported several charges/credits in continuing operations in each of the three years. These are more fully describe on page XXX . A reconciliation of the US statutory federal tax rate (35%) to the consolidated effective tax rate is:

	2002	2001	2000
US federal statutory (benefit) rate	(35)%	35%	35%
US state income taxes	— %	3%	— %
Non US income taxed at different rates	(6)%	(3)%	(12)%
Valuation allowance	7%	— %	— %
Charges and credits	47%	17%	— %

Effective income tax rate	13%	52%	23%

Schlumberger’s effective tax rate, excluding charges and credits, was 26%, 32% and 23% in 2002, 2001 and 2000 respectively.

Leases and Lease Commitments

Total rental expense was $458 million in 2002, $390 million in 2001 and $287 million in 2000. Future minimum rental commitments under noncancelable leases for years ending December 31 are: $219 million in 2003; $187 million in 2004; $130 million in 2005; $109 million in 2006; and $117 million in 2007. For the ensuing three five-year periods, these commitments decrease from $309 million to $19 million. The minimum rentals over the remaining terms of the leases aggregate to $29 million.

Contingencies

The Consolidated Balance Sheet includes accruals for the estimated future costs associated with certain environmental remediation activities related to the past use or disposal of hazardous materials. Substantially all such costs relate to divested operations and to facilities or locations that are no longer in operation. Due to a number of uncertainties, including uncertainty of timing, the scope of remediation, future technology, regulatory changes, the risk of personal injury, natural resource or property damage claims and other factors, it is possible that the ultimate remediation costs may exceed the amounts estimated. However, in the opinion of management, such additional costs are not expected to be material relative to consolidated liquidity, financial position or future results of operations.

In addition, Schlumberger and its subsidiaries are party to various other legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of Schlumberger any liability that might ensue would not be material in relation to the consolidated liquidity, financial position or future results of operations.

Schlumberger’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and receivables from clients. Schlumberger places its cash and cash equivalents with financial institutions and corporations, and limits the amount of credit exposure with any one of them. Schlumberger actively evaluates the creditworthiness of the issuers in which it invests. The receivables from clients are concentrated within a few significant industries and geographies.

Segment Information

Schlumberger operates three reportable business segments: Oilfield Services (OFS), SchlumbergerSema (SLSEMA) and Other.

The Oilfield Services segment falls into four clearly defined economic and geographical areas and is evaluated on the following basis: North America is a major self-contained market; Latin America comprises regional markets that share a common dependence on the United States; Europe is a major self-contained market that includes the CIS and West Africa, whose economy is increasingly linked to that of Europe; Middle East/Asia includes the remainder of the Eastern Hemisphere, which consists of many countries at different stages of economic development that share a common dependence on the oil and gas industry. The Oilfield Services segment provides virtually all exploration and production services required during the life of an oil and gas reservoir. Schlumberger believes that all the products/services are interrelated and expects similar performance from each.

The SchlumbergerSema segment falls into three clearly defined economic and geographic areas and is evaluated on the following basis: North and South America is a major self-contained market; Europe is a major self-contained market that includes the Middle East and Africa; Asia includes the remainder of the Eastern Hemisphere. The SchlumbergerSema segment is a leading information technology services company providing domain expertise and global capabilities delivered on a local basis. SchlumbergerSema has proven capabilities delivering consulting, systems integration, managed services and products serving the telecommunications, energy & utilities, finance, transport, public sector markets and oil and gas markets.

The Other segment comprises principally the Cards, Terminals, Meters North America and NPTest activities. In 2001 and 2000, also included are the divested Resource Management Services businesses.

Financial information for the years ended December 31, 2002, 2001 and 2000, by segment, is as follows:

	2002
	Revenue	Income after tax	Tax Expense	Minority Interest	Income before tax	Assets	Depn. & Amortn.	Capital Expenditure
	(Stated in millions)
OFS
North America	$2,780	$254	$155	$—	$409	$3,154	$456	$576
Latin America	1,471	148	27	—	175	1,443	175	143
Europe/CIS/W. Africa	2,678	245	77	—	322	1,919	291	311
Middle East/Asia	2,368	394	63	—	457	2,024	277	284
Eliminations/Other	50	(54)	18	1	(35)	2,762	58	126

	9,347	987	340	1	1,328	11,302	1,257	1,440

SLSEMA
North & South America	545	(28)	(15)	—	(43)	625	40	88
Europe/M. East/Africa	2,317	121	45	2	168	2,541	121	95
Asia	213	2	3	—	5	369	34	27
Eliminations/Other	(84)	(74)	(21)	(1)	(96)	393	—	—

	2,991	21	12	1	34	3,928	195	210

OTHER	1,442	14	4	2	20	1,451	76	32
Corporate eliminations & Other	(306)	(34)	(110)	(4)	(148)	2,644	17	29

	$13,474	$988	$246	$—		$19,325	$1,545	$1,711

Interest Income					68
Interest Expense					(364)
Charges					(3,168)

					$(2,230)

	2001
	Revenue	Income after tax	Tax Expense	Minority Interest	Income before tax	Assets	Depn. & Amortn.	Capital Expenditure
	(Stated in millions)
OFS
North America	$3,654	$534	$318	$—	$852	$3,070	$602	$999
Latin America	1,574	161	39	—	200	1,582	163	238
Europe/CIS/W. Africa	2,341	264	80	—	344	2,022	275	320
Middle East/Asia	2,162	388	67	—	455	1,741	257	396
Eliminations/Other	136	(93)	10	35	(48)	2,532	36	159

	9,867	1,254	514	35	1,803	10,947	1,333	2,112

SLSEMA
North & South America	523	(25)	(27)	—	(52)	906	33	108
Europe/M. East/Africa	1,714	93	33	—	126	3,763	55	57
Asia	155	9	4	—	13	508	26	57
Eliminations/Other	(134)	(99)	(21)	—	(120)	2,321	—	—

	2,258	(22)	(11)	—	(33)	7,498	114	222

OTHER	2,136	85	2	6	93	1,465	85	77
Corporate eliminations & Other	(203)	(303)	(114)	(3)	(420)	2,416	356	49

	$14,058	$1,014	$391	$38		$22,326	$1,888	$2,460

Interest Income					153
Interest Expense					(380)
Charges					(143)

					$1,073

	2000
	Revenue	Income after tax	Tax Expense	Minority Interest	Income before tax	Assets	Depn. & Amortn.	Capital Expenditure
	(Stated in millions)
OFS
North America	$2,459	$235	$145	$—	$380	$2,985	$403	$608
Latin America	1,192	64	22	—	86	1,305	186	212
Europe/CIS/W. Africa	1,666	160	57	—	217	1,689	221	259
Middle East/Asia	1,716	275	28	—	303	1,475	229	261
Eliminations/Other	220	22	34	(1)	55	1,585	—	9

	7,253	756	286	(1)	1,041	9,039	1,039	1,349

SLSEMA
North & South America	157	(35)	(32)	—	(67)	637	15	15
Europe/M. East/Africa	61	2	—	—	2	100	1	2
Asia	20	1	1	—	2	5	1	1
Eliminations/Other	—	(9)	(3)	—	(12)	—	—	—

	238	(41)	(34)	—	(75)	742	17	18

OTHER	2,468	119	28	8	155	1,913	94	166
Corporate eliminations & Other	(128)	(134)	(72)	—	(206)	5,479	112	8

	$9,831	$700	$208	$7		$17,173	$1,262	$1,541

Interest Income					297
Interest Expense					(273)
Charges					(2)

					$937

Oilfield Services net income eliminations include certain headquarters administrative costs which are not allocated geographically, manufacturing and certain other operations, and costs maintained at the Oilfield Services level including the WesternGeco minority interest expense.

SchlumbergerSema net income eliminations include certain headquarters administrative costs which are not allocated geographically and other costs maintained at the SchlumbergerSema level.

Corporate income eliminations principally comprise the amortization of goodwill (in 2001 and 2000) and other intangibles, as well as nonoperating expenses, such as certain intersegment charges and interest expense (except as shown above), which are not included in the segments’ income. Corporate assets largely comprise short-term investments and fixed income investments, held to maturity.

During the three years ended December 31, 2002, no single customer exceeded 10% of consolidated revenue.

Schlumberger did not have revenue from third-party customers in its country of domicile during the last three years. In each of the three years, only revenue in the US exceeded 10% of consolidated revenue. Revenue in the US in 2002, 2001 and 2000 was $4.0 billion, $5.1 billion and $3.5 billion, respectively.

Interest expense excludes amounts which are included in the segments’ income (2002—$4 million: 2001—$5 million: 2000—$5 million).

Depreciation and Capital Expenditure include Multiclient seismic data costs.

Pension and Other Benefit Plans

US Pension Plans

Schlumberger and its US subsidiary sponsor several defined benefit pension plans that cover substantially all employees. The benefits are based on years of service and compensation on a career-average pay basis. These plans are funded with a trustee in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to annually contribute amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 2002 were 7.25%, 3% and 8.5%, respectively. In 2001, the assumptions were 7.5%, 4.5% and 9%, respectively. In 2000, the assumptions were 7.75%, 4.5% and 9%, respectively.

Net pension cost in the US for 2002, 2001 and 2000, included the following components:

	2002	2001	2000
	(Stated in millions)
Service cost-benefits earned during the period	$51	$38	$32
Interest cost on projected benefit obligation	90	84	76
Expected return on plan assets (actual return: 2002—$(114); 2001—$(70); 2000—$(2))	(93)	(101)	(97)
Amortization of transition assets	—	(1)	(1)
Amortization of prior service cost/other	7	7	5
Amortization of unrecognized net gain	—	(4)	(11)

Net pension cost	$55	$23	$4

Effective January 1, 2000, Schlumberger and its subsidiaries amended their pension plans to improve retirement benefits for active employees.

The change in the projected benefit obligation, plan assets and funded status of the plans on December 31, 2002 and 2001, was as follows:

	2002	2001
	(Stated in millions)
Projected benefit obligation at beginning of the year	$1,254	$1,105
Service cost	51	38
Interest cost	90	84
Actuarial losses	123	96
Benefits paid	(77)	(69)

Projected benefit obligation at end of the year	$1,441	$1,254

Plan assets at market value at beginning of the year	$1,074	$1,212
Actual return on plan assets	(114)	(70)
Contribution	69	1
Benefits paid	(77)	(69)

Plan assets at market value at end of the year	$952	$1,074

Excess of projected benefit obligation over assets	$(489)	$(180)
Unrecognized net loss	329	1
Unrecognized prior service cost	22	27
Contribution receivable	(50)	—

Pension liability at end of the year	$(188)	$(152)

Plan assets at market value at end of the year	$902	$—
Accumulated benefits obligation at end of the year	(1,336)	—

Minimum liability	(434)	—
Pension liability at end of the year	188	—
Prior service cost	22	—

Charged to other comprehensive income (loss)	$(224)	$—

The market performance over the last two years has decreased the value of assets held in the US pension plans and has correspondingly increased the amount by which the pension plans are under-funded. As a result of the decline in the value of the pension plan assets and a decline in the interest rates, which increases the present value of the benefit obligations, Schlumberger recorded in the fourth quarter a non-cash charge to Stockholders Equity of $224 million. A recovery in market returns in future periods would reverse a portion of the charge.

The assumed discount rate, the rate of compensation increases and the expected long-term rate of return on plan assets used to determine the projected benefit obligations were 6.75%, 3% and 8.5%, respectively, in 2002, and 7.25%, 4.5% and 9%, respectively, in 2001. Plan assets, excluding the contribution receivable, on December 31, 2002, consisted of common stocks ($524 million), cash or cash equivalents ($98 million), fixed income investments ($228 million) and other investments ($52 million). On December 31, 2002, there is no investment of the plan assets in Schlumberger common stock.

Non-US Pension Plans

Outside the US, subsidiaries of Schlumberger sponsor several defined benefit and defined contribution plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. These plans are funded with trustees in respect to past and current service. For all defined benefit plans, pension expense was $58 million, $52 million and $23 million in 2002, 2001 and 2000, respectively. Based on plan assets and the projected benefit obligation, the only significant defined benefit plan is in the UK.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 2002 were 5.75%, 4.0% and 9.0% respectively. In 2001, the assumptions were 6%, 4% and 9%, respectively.

Net pension cost in the UK plan for 2002, 2001 (including the Sema plc plans) and 2000 (translated into US dollars at the average exchange rate for the periods), included the following components:

	2002	2001	2000
	(Stated in millions)
Service cost-benefits earned during the period	$58	$47	$22
Interest cost on projected benefit obligation	59	44	17
Expected return on plan assets (actual return: 2001—($47); 2000—($28); 1999—$106)	(91)	(68)	(34)
Amortization of transition asset and other	1	(2)	(5)

Net pension cost	$27	$21	$—

The change in the projected benefit obligation, plan assets and funded status of the plan (translated into US dollars at year-end exchange rates) was as follows:

	2002	2001
	(Stated in millions)
Projected benefit obligation at beginning of the year	$989	$311
Acquisition of Sema	—	580
Service cost	58	47
Interest cost	59	44
Contributions by Plan participants	7	—
Actuarial (gains) losses	(45)	55
Loss (gain) on exchange	106	(2)
Benefits paid	(25)	(21)
Disposals	(7)	(25)

Projected benefit obligation at end of the year	$1,142	$989

Plan assets at market value at beginning of the year	$868	$385
Acquisition of Sema	—	540
Actual return on plan assets	(147)	(47)
Gain (loss) on exchange	81	(5)
Employer contribution	39	31
Employee contributions	7	6
Benefits paid	(25)	(21)
Disposals	(8)	(21)

Plan assets at market value at end of the year	$815	$868

Excess of projected benefit obligation over assets	$(327)	$(121)
Unrecognized net loss	351	131
Unrecognized prior service cost	1	1
Unrecognized net asset at transition date	(2)	(1)

Pension asset	$23	$10

Assets of under-funded plans at market value at end of the year	$335	$—
Accumulated benefit obligation of under-funded plans at end of the year	(495)	—

Minimum liability of under-funded plans	(160)	—
Pension liability of under-funded plans	70	—

Charged to other comprehensive income (loss)	$(90)	$—

The market performance over the last two years has decreased the value of assets held in the UK pension plans and has correspondingly increased the amount by which the pension plans are under-funded. As a result of the decline in the value of the pension plan assets and a decline in the interest rates, which increased the present value of the benefit obligations, Schlumberger recorded in the fourth quarter a non-cash charge to Stockholders Equity of $90 million. A recovery in market returns in future periods would reverse a portion of the charge.

The assumed discount rate and rate of compensation increases used to determine the projected benefit obligation were 5.70% and 3.75-2.55% respectively in 2002, and 5.75% and 4%, respectively in 2001. Plan assets consisted of common stocks ($610 million), cash or cash equivalents ($64 million) and fixed income investments ($141 million). None of the segregated plan assets represented Schlumberger common stock.

For defined contribution plans, funding and cost are generally based upon a predetermined percentage of employee compensation. Charges to expense in 2002, 2001 and 2000, were $44 million, $32 million and $22 million, respectively.

Other Deferred Benefits

In addition to providing pension benefits, Schlumberger and its subsidiaries have other deferred benefit programs, primarily profit sharing. Expenses for these programs were $143 million, $192 million and $114 million in 2002, 2001 and 2000, respectively.

Health Care Benefits

Schlumberger and its US subsidiary provide health care benefits for certain active employees. The cost of providing these benefits is recognized as expense when incurred and aggregated $79 million, $68 million and $60 million in 2002, 2001 and 2000, respectively. Outside the US, such benefits are mostly provided through government-sponsored programs.

Postretirement Benefits Other than Pensions

Schlumberger and its US subsidiary provide certain health care benefits to former employees who have retired under the US pension plans.

The principal actuarial assumptions used to measure costs were a discount rate of 7.25% in 2002, 7.5% in 2001 and 7.75% in 2000. The overall medical cost trend rate assumption is 9.5% graded to 5% over the next six years and 5% thereafter.

Net periodic postretirement benefit cost in the US for 2002, 2001 and 2000, included the following components:

	2002	2001	2000
	(Stated in millions)
Service cost—benefits earned during the period	$21	$13	$10
Interest cost on accumulated postretirement benefit obligation	41	32	28
Amortization of unrecognized net gain and other	4	(1)	(3)

	$66	$44	$35

The change in accumulated postretirement benefit obligation and funded status on December 31, 2002 and 2001, was as follows:

	2002	2001
	(Stated in millions)
Accumulated postretirement benefit obligation at beginning of the year	$478	$398
Service cost	21	13
Interest cost	41	32
Actuarial losses (gains)	121	53
Benefits paid	(21)	(18)
Other	36	—

Accumulated postretirement benefit obligation at the end of the year	676	478
Unrecognized net gain	(105)	14
Unrecognized prior service cost/other	(27)	13

Postretirement benefit liability on December 31	$544	$505

The components of the accumulated postretirement benefit obligation on December 31, 2002 and 2001, were as follows:

	2002	2001
	(Stated in millions)
Retirees	$277	$237
Fully eligible	110	67
Actives	289	174

	$676	$478

The assumed discount rate used to determine the accumulated postretirement benefit obligation was 6.75% for 2002 and 7.25% for 2001.

If the assumed medical cost trend rate was increased by one percentage point, health care cost in 2002 would have been $76 million, and the accumulated postretirement benefit obligation would have been $806 million on December 31, 2002.

If the assumed medical cost trend rate was decreased by one percentage point, health care cost in 2002 would have been $52 million, and the accumulated postretirement benefit obligation would have been $574 million on December 31, 2002.

Supplementary Information

Operating revenue and related cost of goods sold and services for continuing operations comprised the following:

	Year ended December 31,
	2002	2001	2000
	(Stated in millions)
Operating revenue
Products	$3,898	$4,651	$4,029
Services	9,576	9,407	5,802

	$13,474	$14,058	$9,831

Direct operating costs
Goods sold	$1,950	$2,692	$2,431
Services	8,474	7,813	5,205

	$10,424	$10,505	$7,636

Cash paid for interest and income taxes for continuing operations was as follows:

	Year ended December 31,
	2002	2001	2000
	(Stated in millions)
Interest	$373	$363	$268
Income taxes	$251	$298	$231

Accounts payable and accrued liabilities are summarized as follows:

	Year ended December 31,
	2002	2001
	(Stated in millions)
Payroll, vacation and employee benefits	$957	$929
Trade	999	1,184
Taxes, other than income	245	312
Accrued expenses	1,266	1,697
Other	1,114	385

	$4,581	$4,507

Interest and other income includes the following:

	2002	2001	2000
	(Stated in millions)
Interest income	$69	$159	$302
Equity in net earnings of affiliated companies	64	62	39
Gain on sale of business	—	—	82
Gain on sale of financial instruments	6	21	—

	$139	$242	$423

Allowance for doubtful accounts is as follows:

	2002	2001
	(Stated in millions)
Balance at beginning of year	$145	$107
Provision in year	66	57
Written off in year	(47)	(43)
Other [1]	9	24

Balance at end of year	$173	$145

1 Includes business acquisitions and divestitures

To the Board of Directors and Stockholders

of Schlumberger Limited

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Schlumberger Limited and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in the note New Accounting Standards to the Consolidated Financial Statements, in 2002 the Company changed its accounting method for goodwill.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP New York, New York January 22, 2003

Quarterly Results

(UNAUDITED)

The following table summarizes Schlumberger’s results for each of the four quarters for the years ended December 31, 2002 and 2001. Revenue and Gross margin, which equals operating revenue less cost of goods sold and services, has been restated to exclude discontinued operations.

				Earnings per share [7]
	Revenue	Gross Margin	Net Income	Basic	Diluted
	(Stated in millions except per share amounts)
Quarters-2002
First [1]	$3,257	$695	$172	$0.30	$0.30
Second	3,337	740	196	0.34	0.34
Third	3,446	712	173	0.30	0.30
Fourth [2]	3,434	(2,433)	(2,861)	(4.92)	(4.92)

	$13,474	$(286)	$(2,320)	$(4.01)	$(4.01)

Quarters-2001
First [3]	$2,951	$701	$235	$0.41	$0.41
Second [4]	3,712	550	(93)	(0.16)	(0.16)
Third [5]	3,710	899	195	0.34	0.34
Fourth [6]	3,685	893	185	0.32	0.32

	$14,058	$3,043	$522	$0.91	$0.91

[1]	Includes an after-tax charge of $29 million ($0.05 per share—diluted).
[2]	Includes a net, after-tax charge of $3,081 million ($5.30 per share).
[3]	Includes a $25 million (pretax and after tax) in-process R&D charge ($0.04 per share—diluted).
[4]	Includes a net, after-tax charge of $280 million ($0.48 per share—diluted).
[5]	Includes a net, after-tax credit of $3 million ($0.00 per share—diluted).
[6]	Includes a net, after-tax credit of $5 million ($0.01 per share—diluted).
[7]	The addition of earnings per share by quarter may not equal total earnings per share for the year.

Schlumberger Limited (Schlumberger N.V.) Proxy Solicitation on Behalf of the Board of Directors Annual General Meeting of Stockholders
P R O X Y

The undersigned, having received the Notice and Proxy Statement of the Annual General Meeting of Stockholders and the 2002 Annual Report to Stockholders, hereby appoints Jan A. Konig, Olette H.S. Pierik, Gerard C.A. Smeets and Willem van Bokhorst and each of them proxies, with power of substitution, to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles on April 11, 2003, and at any adjournment or adjournments thereof.

If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2 and 3.

SEE REVERSE SIDE	Continued and to be signed on reverse side	SEE REVERSE SIDE

☒	Please mark votes as in this example

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations. Directors recommend a vote FOR items 1, 2 and 3.

			FOR	AGAINST	ABSTAIN

1.   Election of 10 Directors

      Nominees: J. Deutch, J.S. Gorelick,

      A. Gould, T. Isaac, A. Lajous,

      A. Lévy-Lang, D. Primat,

      N. Seydoux, L.G. Stuntz, S. Ullring

FOR ALL NOMINEES    ☐

WITHHELD
FROM ALL
NOMINEES     ☐

FOR ALL NOMINEES EXCEPT THOSE NOTED IN THE BLANK    ☐

		2. Adoption and approval of Financials and Dividends 3. Approval of Auditors	☐ ☐	☐ ☐	☐ ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        ☐

Please sign names exactly as printed hereon. If signing as attorney, administrator, executor, guardian or trustee, please give full title as such.

Please sign, date and return in the enclosed envelope.

Signature: Date: Signature: Date: